UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10/A
(Amendment No. 1)
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HIGH TIDE INC.
(Exact name of Registrant as specified in its charter)

Alberta, Canada	5990	Not Applicable
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

 Unit 112, 11127 - 15 Street N.E.
Calgary, Alberta
Canada T3K 2M4
(403) 770-9435
(Address and telephone number of Registrant's principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

Telephone 1-800-221-0102

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copy to:

Vahan Ajamian High Tide Inc. Unit 112, 11127 - 15 Street N.E. Calgary, Alberta Canada T3K 2M4 (403) 770-9435	Daniel D. Nauth Nauth LPC 217 Queen Street West, Suite 401 Toronto, Ontario Canada M5V 0R2 (416) 477-6031

Approximate date of commencement of proposed sale of the securities to the public:

From time to time after the effective date of this registration statement.

Province of Alberta, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A. ☐ upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B. ☒ at some future date (check appropriate box below)

1. ☐ pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).

2. ☐ pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).

3. ☒ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4. ☐ after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until this Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933, as amended (the "U.S. Securities Act"), or on such date as the Commission, acting pursuant to Section 8(a) of the 1933 Act, may determine.

PART I
INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

This short form base shelf prospectus (this “Prospectus”) is a base shelf prospectus. This Prospectus has been filed under legislation in each of the provinces and territories of Canada that permit certain information about these securities to be determined after this Prospectus has become final and that permit the omission of that information from this Prospectus. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities, except in cases where an exemption from such delivery requirements has been obtained.

The information contained herein is subject to completion and amendment. A registration statement relating to these securities will be filed with the United States of America (the “United States” or “U.S.”) Securities and Exchange Commission (the “SEC”). These securities may not be offered or sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state of the United States in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state of the United States. See “Plan of Distribution”.

No securities regulatory authority has expressed an opinion about these securities, and it is an offence to claim otherwise. This Prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons authorized to sell such securities.

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Chief Financial Officer of High Tide Inc., at Unit 112, 11127-15 Street N.E. Calgary, Alberta T3K 2M4, Telephone: 1-403-703-4272, Email: ir@hightideinc.com, and are also available electronically on the System for Electronic Document Analysis and Retrieval ("SEDAR+") at www.sedarplus.ca and on the Electronic Data Gathering, Analysis and Retrieval system ("EDGAR") at www.sec.gov.

SHORT FORM BASE SHELF PROSPECTUS

New Issue	August 3, 2023

HIGH TIDE INC.

$100,000,000
Common Shares
Warrants
Units
Subscription Receipts
Debt Securities

This Prospectus relates to the offering for sale of: (i) common shares (“Common Shares”); (ii) warrants (“Warrants”) to purchase other Securities (as defined below); (iii) units (“Units”) comprised of one or more of the other Securities; (iv) subscription receipts (“Subscription Receipts”); and (v) debt securities (“Debt Securities” and together with the Common Shares, Warrants, Units and Subscription Receipts, collective referred to herein as the “Securities”) by High Tide Inc. (the “Corporation”) from time to time, during the 25-month period that the Prospectus, including any amendments hereto, remains effective, in one or more series or issuances, with a total offering price of the Securities in the aggregate, of up to $100,000,000. The Securities may be offered for sale separately or in combination with one or more other Securities and may be sold from time to time in one or more transactions at a fixed price or prices (which may be changed) or at market prices prevailing at the time of sale, at prices determined by reference to such prevailing market prices or at negotiated prices. This Prospectus may qualify an “at-the-market distribution,” as such term is defined in National Instrument 44-102 – Shelf Distributions (“NI 44-102”).

The specific terms of any Securities offered will be described in one or more shelf prospectus supplements (collectively or individually, as the case may be, a “Prospectus Supplement”), including, where applicable: (i) in the case of Common Shares, the number of Common Shares offered, the offering price (or the manner of determination thereof if offered on a non-fixed price basis, including sales in transactions that are deemed to be “at-the-market distributions”, as such term is defined under NI 44-102), whether the Common Shares are being offered for cash, and any other specific terms; (ii) in the case of Warrants, the number of Warrants being offered, the offering price (in the event the offering is a fixed price distribution), the manner of determining the offering price(s) (in the event the offering is a non-fixed price distribution), the designation, number and terms of the other Securities purchasable upon exercise of the Warrants, and any procedures that will result in the adjustment of those numbers, the exercise price, the dates and periods of exercise and any other specific terms; (iii) in the case of Units, the number of Units offered, the offering price, the designation, number and terms of the other Securities comprising the Units, and any other specific terms; (iv) in the case of Subscription Receipts, the number of Subscription Receipts being offered, the offering price (in the event the offering is a fixed price distribution), the manner of determining the offering price(s) (in the event the offering is a non-fixed price distribution), the terms, conditions and procedures for the conversion of the Subscription Receipts into other Securities, the designation, number and terms of such other Securities, and any other specific terms; and (v) in the case of Debt Securities, the designation of the Debt Securities, the aggregate principal amount of the Debt Securities being offered, the currency or currency unit in which the Debt Securities may be purchased, authorized denominations, whether payment on the Debt Securities will be senior or subordinated to the Corporation’s other liabilities and obligations, the nature and priority of any security for the Debt Securities, any limit on the aggregate principal amount of the Debt Securities of the series being offered, the issue and delivery date, the maturity date, the offering price (at par, discount or at a premium), the interest rate or method of determining the interest rate, the interest payment date(s), any conversion or exchange rights that are attached to the Debt Securities, any redemption provisions, any repayment provisions, any arrangements with the trustee for the Debt Securities,  and  any  other  specific terms. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to the Securities will be included in the Prospectus Supplement describing the Securities. A Prospectus Supplement may include specific variable terms pertaining to the Securities that are not within the alternatives and parameters described in this Prospectus.

All shelf information permitted under applicable Laws (as defined below) to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be incorporated by reference to this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains. Investors should read the Prospectus and any applicable Prospectus Supplement carefully before investing in the Securities.

The Corporation may offer and sell the Securities to or through underwriters or dealers purchasing as principals, and may also sell directly to one or more purchasers or through agents or pursuant to applicable statutory exemptions. See "Plan of Distribution". A Prospectus Supplement relating to a particular offering of Securities will identify each underwriter, dealer, or agent, as the case may be, involved in the sale of our Securities, the amounts, if any, to be purchased by underwriters, the plan of distribution of such Securities, including, to the extent applicable, any fees, discounts or any other compensation payable to underwriters, dealers or agents in connection with the offering, the initial issue price (in the event that the offering is a fixed price distribution), the net proceeds that we will receive and any other material terms of the plan of distribution.

The Securities may be sold from time to time in one or more transactions at a fixed price or prices or at non-fixed prices, such as market prices prevailing at the time of sale (including, without limitation, sales deemed to be "at-the-market distributions" as defined in NI 44-102, including sales made directly on the TSX Venture Exchange (the "TSXV"), the Nasdaq Stock Market (the "Nasdaq"), or other existing trading markets for the Securities, provided that the requirements of Part 9 of NI 44-102 are complied with in connection with the filing of a Prospectus Supplement for an "at-the-market" distribution), prices related to such prevailing market prices or prices to be negotiated with purchasers, which prices may vary as between purchasers and during the period of distribution of the Securities. If offered on a non-fixed price basis, the Securities may be offered at market prices prevailing at the time of sale, at prices determined by reference to the prevailing price of a specified security in a specified market or at prices to be negotiated with purchasers, in which case the compensation payable to an underwriter, dealer or agent in connection with any such sale will be decreased by the amount, if any, by which the aggregate price paid for the Securities by the purchasers is less than the gross proceeds paid by the underwriter, dealer or agent to us. The price at which the Securities will be offered and sold may vary from purchaser to purchaser and during the period of distribution.

In connection with any offering of Securities other than an "at-the-market distribution" (as defined under applicable Canadian legislation) (unless otherwise specified in the relevant Prospectus Supplement), the underwriters, dealers or agents, as the case may be, may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the Securities at a level other than those which otherwise might prevail on the open market. Such transactions may be commenced, interrupted or discontinued at any time. See "Plan of Distribution". No underwriter of an at-the-market distribution, and no person or company acting jointly or in concert with an underwriter, may, in connection with the distribution, enter into any transaction that is intended to stabilize or maintain the market price of the Securities or securities of the same class as the Securities distributed under this Prospectus, including selling an aggregate number or principal amount of Securities that would result in the underwriter creating an over-allocation position in the Securities.

The Corporation’s outstanding Common Shares are listed and posted for trading on the TSXV under the symbol “HITI”, on the Nasdaq under the symbol “HITI” and on the Frankfurt Stock Exchange (the “FSE”) under the symbol “2LYA”. Effective February 25, 2021, the 2021 Warrants issued pursuant to the February Bought Deal Offering began trading on the TSXV under the symbol “HITI.WR”. The closing price of the Common Shares on the TSXV, Nasdaq, and FSE on August 2, 2023, the last trading date prior to the date of this Prospectus was $1.68, US$1.26, and €1.14 per Common Share, respectively. On August 2, 2023, the last trading date prior to the date of this Prospectus, the closing price of HITI.WR on the TSXV was $0.005 per 2021 Warrant.

The offering of any Securities under this Prospectus and any Prospectus Supplement is subject to approval of certain legal matters by Garfinkle Biderman LLP, with respect to Canadian legal matters, and by Nauth LPC, with respect to certain U.S. legal matters.

Unless otherwise specified in the applicable Prospectus Supplement, each series or issue of Securities (other than Common Shares) will be a new issue of Securities with no established trading market. Accordingly, there is currently no market through which the Securities (other than Common Shares) may be sold and purchasers may not be able to resell such Securities purchased under this Prospectus. This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities and the extent of issuer regulation. See "Risk Factors".

This offering is made by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States and Canada ("MJDS"), to prepare this Prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States. The financial statements incorporated by reference into this Prospectus have been prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board and Interpretations of the International Financial Reporting Interpretations Committee and are subject to Canadian auditing and auditor independence standards and thus may not be comparable to financial statements of United States companies.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Corporation is governed by the laws of Canada, that some or all of our officers and directors may be residents of a foreign country, that some of the experts named in this Prospectus are, and the underwriters, dealers or agents named in this Prospectus or any Prospectus Supplement may by residents of a foreign country and that a substantial portion of the assets of the Corporation and said persons may be located outside the United States. See "Enforceability of Certain Civil Liabilities and Agent for Service of Process".

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC NOR HAS THE SECURITIES COMMISSION OF ANY STATE OF THE UNITED STATES OR ANY CANADIAN SECURITIES REGULATOR APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Investing in Securities of the Corporation involves a high degree of risk. You should carefully review the risks outlined in this Prospectus (together with any Prospectus Supplement) and in the documents incorporated by reference in this Prospectus and any Prospectus Supplement, and in the documents incorporated by reference therein, and consider such risks in connection with an investment in such Securities. See "Risk Factors" and the annual information form of the Corporation dated January 30, 2023 (the "Annual Information Form") for a more complete discussion of these risks.

Prospective investors should be aware that the acquisition of the Securities may have tax consequences in Canada and the United States. Such consequences, including for investors who are resident in, or citizens of, the United States, may not be described fully herein or in any applicable Prospectus Supplement. Prospective investors should read the tax discussion contained in this Prospectus under the heading "Certain Canadian Federal Income Tax Considerations" as well as the tax discussion, if any, contained in the applicable Prospectus Supplement with respect to a particular offering of Securities.

No underwriter has been involved in the preparation of this Prospectus or performed any review of the contents hereof.

In accordance with subsections 4.1(1) and 5.5(7) of NI 44-102, the Corporation will file, with this Prospectus, an undertaking with the securities regulatory authorities in each of the provinces and territories of Canada that the Corporation will not distribute Securities that, at the time of distribution, are novel specified derivatives or novel asset-backed securities, without first pre-clearing with the applicable regulator the disclosure to be contained in any Prospectus Supplement pertaining to the distribution of the novel specified derivatives or asset-backed securities.

The Corporation's head and registered office is located at Unit 112, 11127-15 Street N.E. Calgary, Alberta T3K 2M4.

The Corporation indirectly derives a portion of its revenues from the cannabis industry in certain states of the U.S., which industry is illegal under U.S. federal law. The Corporation currently derives a portion of its revenues from the production and distribution of what the Corporation understands to meet the definition of Hemp (as defined below) -based products (including products containing Delta-9 (as defined below)) in certain states in the U.S. As of the date of this Prospectus, the Corporation and its subsidiaries are not directly or indirectly engaged in the manufacture, importation, possession, use, sale or distribution of cannabis in the recreational or medical cannabis industry in the U.S. However, the Corporation and its subsidiaries may be considered to have ancillary involvement in the U.S. cannabis industry in the following respects: (i) in the U.S. cannabis industry at large, by virtue of (A) the operations of Valiant Distribution Inc. ("Valiant") and Valiant Distribution Canada Inc. ("Valiant Canada"), which involve the manufacture and distribution of branded consumption accessories in the U.S., (B) the operations of the Grasscity Entities, Smoke Cartel USA Inc. ("Smoke Cartel"), DHC Supply, LLC ("Daily High Club") and DS Distribution Inc. ("Dankstop"), which involve the distribution of consumption accessories (such as grinders, rolling papers, glass bongs, smoking pipes, oil rigs and bubblers), through Grasscity.com and Smokecartel.com, Dailyhighclub.com and Dankstop.com, respectively, in states such as Illinois, Michigan, California, and Ohio, in compliance with applicable laws, and (ii) the Hemp-based product industry, by virtue of the operations of the Grasscity Entities, Fab Nutrition, LLC ("FABCBD"), Smoke Cartel, and NuLeaf Naturals, LLC ("NuLeaf") which involve the distribution of (A) cannabidiol ("CBD") oils and capsules, (B) CBD skin care products, (C) CBD edibles and pet treats, (D) CBD smoking accessories such as vaporizers and cartridges, and (E) products that contain, for example, as much as 10 mg of Delta-9, but less than 0.3% THC on a "dry weight basis", and which may elicit psychoactive effects in consumers in the same manner as Delta-9 THC derived from cannabis. Each of the foregoing products are only sold within states in which the sale of the products does not expressly violate the state-controlled substance laws of the state(s) in which the applicable products are sold.

Approximately 28% of the Corporation's assets, 22% of the Corporation's liabilities, and 17% of the Corporation's revenues for the financial year ended October 31, 2022 related to the U.S. cannabis industry.

In the U.S., cannabis is largely regulated at the state level with certain states having authorized the medical and/or adult use of, and activities relating to, cannabis under certain circumscribed circumstances. However, as of the date of this Prospectus, the cultivation, distribution, possession, and use of cannabis is illegal under U.S. federal law pursuant to the Controlled Substance Act of 1970 (United States) (the "U.S. CSA"). The U.S. CSA classifies cannabis as a Schedule I controlled substance with a high potential for abuse and no currently accepted medical use, which cannot be safely prescribed (the United States Food and Drug Administration (the "FDA") has also not approved cannabis as a safe and effective drug for any indication as of the date of this Prospectus). Consequently, a range of activities, including cultivation and the personal use of cannabis, are prohibited by U.S. federal law notwithstanding the existence of state-level laws permitting such activities in respect of medical and/or adult use cannabis at the state-level in the U.S. Such activities, as well as attempting or conspiring to violate the U.S. CSA, or aiding and abetting in a violation of the U.S. CSA, are criminal acts under U.S. federal law. As discussed below, the 2018 Farm Bill (as defined below) removed Hemp from the U.S. CSA.

The supremacy clause in Article VI of the U.S. Constitution (the "Supremacy Clause") establishes that the U.S. Constitution and federal laws made pursuant to it are paramount, and in case of conflict between federal and state law, the federal law pre-empts state law. In respect of the U.S. cannabis industry, the conflict between U.S. federal law and state-level laws amid the presence of the Supremacy Clause has significant implications for the U.S. cannabis industry at large. In particular, there is a significant risk that U.S. federal prosecutors may enforce U.S. federal laws, or interpret Laws regarding Hemp differently than the Corporation, and seek to prosecute actors involved in activities related to cannabis in the U.S. despite the fact that such activities may be in compliance with applicable state-level laws. Any enforcement of current U.S. federal laws by U.S. federal prosecutors could cause significant financial damage to the Corporation and the shareholders of the Corporation.

On January 4, 2018, former U.S. Attorney General Jeff Sessions issued a memorandum to U.S. district attorneys (the "Sessions Memorandum") which rescinded previous guidance from the U.S. Department of Justice ("DOJ") specific to cannabis enforcement in the U.S., including the Cole Memorandum and the 2014 Cole Memorandum (each, as defined below). With the Cole Memorandum and the 2014 Cole Memorandum rescinded, U.S. federal prosecutors have been given discretion in determining whether to prosecute cannabis related violations of U.S. federal law, subject to budgetary constraints. Mr. Sessions resigned on November 7, 2018, at the request of former U.S. President, Donald Trump. Following Mr. Sessions' resignation and the brief tenure of Matthew Whitaker as Acting U.S. Attorney General, William Barr was confirmed as the U.S. Attorney General on February 14, 2019. To the knowledge of the Corporation, the DOJ did not take a formal position on the enforcement of U.S. federal laws relating to cannabis under the leadership of Mr. Barr, or his successors, Acting U.S. Attorney Generals, Jeffery A. Rosen and John Demers, and further, has not taken a formal position on federal enforcement of laws relating to cannabis. Mr. Merrick Garland was sworn in as the U.S. Attorney General on March 11, 2021. President Joseph Biden issued a statement on October 6, 2022 announcing a pardon of prior Federal offenses of simple possession of cannabis, encouraging state governors to issue pardons for equivalent state-level offenses, and requesting the Secretary of Health and Human Services and Mr. Garland to review the classification of cannabis under the U.S. CSA. Mr. Garland testified on March 1, 2023 before the Senate Judiciary Committee that the enforcement priorities for the DOJ relating to the prosecution of cannabis offenses going forward would be very similar to those outlined by the Cole Memorandum. To date, the new administration and U.S. Attorney General have had little impact on U.S. federal government enforcement policy on cannabis.

There can be no assurance that U.S. state laws legalizing and regulating the sale and use of cannabis will not be repealed or overturned, or that local governmental authorities will not limit the applicability of state laws within their respective jurisdictions. Unless and until the U.S. Congress ("Congress") amends the U.S. CSA with respect to medical and/or adult use cannabis (and as to the timing or scope of any such potential amendments, there can be no assurance), there is a risk that U.S. federal prosecutors may enforce current U.S. federal law (even in states where the sale and use of cannabis is currently legal under applicable U.S. state laws), or that existing state laws governing cannabis and cannabis-related activities could be repealed or curtailed. Any such occurrence could have a Material Adverse Effect (as defined below).

In light of the political and regulatory uncertainty surrounding the treatment of U.S. cannabis-related activities, including the rescission of the Cole Memorandum and the 2014 Cole Memorandum, discussed above, on February 8, 2018, the Canadian Securities Administrators published Staff Notice 51-352 (Revised) - Issuers with U.S. Marijuana-Related Activities ("Staff Notice 51-352") setting out the Canadian Securities Administrator's disclosure expectations for specific risks facing issuers with cannabis-related activities in the U.S. Staff Notice 51-352 includes additional disclosure expectations that apply to all issuers with U.S. cannabis-related activities, including those with ancillary involvement in the U.S. cannabis industry. See "U.S. Cannabis-Related Activities Disclosure".

The Agriculture Improvement Act of 2018 (the "2018 Farm Bill") became law on December 20, 2018. Prior to this law, all non-exempt cannabis parts grown in the U.S. were scheduled as a controlled substance under the U.S. CSA, and as a result, the cultivation of Hemp for any purpose in the U.S. without a Schedule I registration with the Drug Enforcement Administration ("DEA") was illegal, unless exempted by Section 7606 of the Agricultural Act of 2014 (the "2014 Farm Bill"). The passage of the 2018 Farm Bill materially changed federal laws governing Hemp by removing Hemp from the U.S. CSA and establishing a federal regulatory framework for Hemp production. Among other changes, the 2018 Farm Bill: (a) explicitly amended the U.S. CSA to exclude all parts of the cannabis plant (including its CBDs, derivatives, and extracts) containing a THC (as defined herein) concentration of not more than 0.3% on a dry weight basis from the definition of cannabis; (b) allows the commercial production and sale of Hemp in interstate commerce; and (c) establishes the United States Department of Agriculture ("USDA") as the primary federal agency regulating the cultivation of Hemp in the U.S., while allowing states to adopt their own plans to regulate the same. The 2018 Farm Bill also creates a specific exemption from the U.S. CSA for THC found in Hemp. By defining Hemp to include its "cannabinoids, derivatives, and extracts," the DEA no longer has regulatory authority to interfere with the interstate commerce of Hemp products, so long as the DEA determines such products to meet the definition of Hemp as amended by the 2018 farm Bill and the Hemp and its derivatives were grown and processed by a person holding a license issued by either (i) USDA or a (ii) in a state with a USDA-approved Hemp plan, the applicable state agency. The provisions of the 2018 Farm Bill governing Hemp must be renewed by the U.S. in Congress, and are subject to amendment during this reauthorization process.

Despite the passing of the 2018 Farm Bill, there remains ambiguity as to which products are considered lawful under federal laws in the United States, including, without limitation (i) products containing CBD; (ii) products containing, for example, as much as 10 mg of Delta-9, but less than 0.3% THC on a "dry weight basis," and which may elicit psychoactive effects in consumers in the same manner as Delta-9 THC derived from cannabis; and (iii) products containing Delta-8. Much of this ambiguity is due to federal laws and regulations other than the 2018 Farm Bill and/or U.S. CSA, including, without limitation, the DEA IFR (as defined below), the FDCA (as defined below), and the Federal Analogue Act, and the enforcement priorities (or lack thereof) of the federal agencies tasked with enforcing such laws and regulations.

On August 21, 2020, the DEA issued an Interim Final Rule ("DEA IFR") concerning implementation of the 2018 Farm Bill. Even though the 2018 Farm Bill removed Hemp and THC in Hemp from scheduling under the U.S. CSA, the DEA IFR purports to clarify that material that exceeds 0.3% THC remains controlled in Schedule I of the U.S. CSA. Additionally, the DEA IFR states that the 2018 Farm Bill does not impact the control status of synthetically derived THC, for which the DEA claims that the amount of THC is not a determining factor in whether the material is a controlled substance. "Synthetically derived" is not defined in the DEA IFR. In a public presentation in May of 2023, the Chief of DEA's Drug and Chemical Evaluation Section, stated that the DEA intends to propose new rules clarifying which types of cannabinoids are synthetic cannabinoids and therefore are prohibited controlled substances.

The legality of Delta-8 is uncertain at the state and federal levels in the United States. Many states have banned the sale of products containing Delta-8. The Corporation does not currently sell products containing Delta-8, but had decided to make such sales in the past in states where it understood the sale of Delta-8 to be permissible at the state level. At the federal level in the United States, the legality of Delta-8 remains unclear, including, without limitation, under the U.S. CSA and the Federal Analogue Act. Moreover, the DEA has issued statements (including the DEA IFR) that some have interpreted as making Delta-8 illegal, while the DEA has also issued other statements that some interpret to the contrary. In addition, the FDA has issued policy statements expressing concerns about Delta-8’s psychoactive and intoxicating effects; noting that products containing Delta-8 have not been evaluated or approved by the FDA for safe use and may be marketed in ways that put the public health at risk; and highlighting that it has received adverse event reports involving products containing Delta-8. Although the Corporation will not sell such products into any states where they are expressly prohibited at the state level, such products’ status under federal law may create risk of enforcement by certain federal agencies, including, without limitation, the DEA, FDA, and FTC.

Similarly, the legal status is uncertain-at both the state and federal levels in the United States-regarding Hemp-derived products containing, for example, as much as 10 mg of Delta-9 (but less than 0.3% THC on a "dry weight basis"), and which may elicit psychoactive effects in consumers in the same manner as Delta-9 THC derived from cannabis. Although the Corporation will not sell such products into any states where they are expressly prohibited at the state level, such products' status under federal law may create risk of enforcement by certain federal agencies, including, without limitation, the DEA, FDA, and FTC.

The 2018 Farm Bill preserves the authority and jurisdiction of the FDA, under the Federal Food Drug and Cosmetic Act ("FDCA"), to regulate the manufacture, marketing, and sale of food, drugs, dietary supplements, and cosmetics, including products that contain Hemp extracts and derivatives, such as CBD. The FDCA will therefore continue to apply to Hemp-derived food, drugs, dietary supplements, cosmetics, and devices introduced, or prepared for introduction, into interstate commerce. As a producer and marketer of Hemp-derived products, the Corporation must comply with FDA regulations applicable to manufacturing and marketing of certain products, including food, dietary supplements, and cosmetics. However, the FDA has taken the position that it is unlawful to sell or market a dietary supplement or food containing CBD. Shortly after the 2018 Farm Bill was signed into law, the FDA announced that it is "committed to pursuing an efficient regulatory framework for allowing product developers that meet the requirements under our authorities to lawfully market these types of products." Throughout the intervening years, the FDA has demonstrated its commitment to evaluating regulatory pathways for the lawful marketing of CBD, engaging with the public and Congress to gather data and evaluate the regulatory status of CBD products. On May 31, 2019, the FDA held a public hearing regarding the regulation of Hemp-derived CBD products. In January 2021, the FDA issued an update on its data collection efforts as it evaluates the safety of CBD and provided an overview of "a framework for building a more robust evidentiary foundation to inform public health decisions."

Furthermore, in a March 2020 report submitted to Congress, the FDA indicated that it was exploring a risk based enforcement policy of CBD products and even exploring engaging in rulemaking to override the Drug Preclusion Rule. The March 2020 report also stated that the FDA monitors the CBD market and initiates enforcement action against "unlawful CBD products that pose the greatest risk of harm to the public." More recently, the FDA launched a Cannabis-Derived Products Data Acceleration Plan ("DAP") seeking to gather data on cannabis-derived products. However, on January 26, 2023, FDA concluded that existing regulatory frameworks for food and dietary supplements are not appropriate for CBD.

However pre- and post- announcement, the FDA's enforcement actions related to CBD to date have been limited to warning letters. Moreover, the FDA's warning letters citing FDA's prohibition on the sale or marketing of dietary supplements or foods containing CBD have primarily been sent to CBD companies who manufacture or sell CBD products that create severe health and safety risks by making disease claims (i.e., claims suggesting that a product is intended to treat, cure, or prevent diseases and ailments and/or affect the structure or function of the body) or structure/function claims (i.e., intended to affect the structure or any function of the body), such as a product's purported ability to treat or cure serious diseases and conditions like COVID-19, cancer, or diabetes. The FDA has sent similar letters to companies for selling products containing Delta-8. By contrast, the FDA has not generally enforced against CBD companies (or Delta-8 companies) with respect to companies whose CBD products (or Delta-8 products) are devoid of such claims.

Legal barriers applicable to, and risks associated with, selling Hemp-derived products result from a number of factors, including the fact that both Hemp and cannabis are derived from the cannabis plant, the rapidly changing patchwork of state laws governing Hemp-derived cannabinoids and the FDA's position that CBD cannot be added to food or marketed as a dietary supplement.

For the foregoing reasons, the nature of the Corporation's involvement in the U.S. cannabis industry and Hemp product industry may subject the Corporation and its subsidiaries to heightened scrutiny by regulators, stock exchanges, clearing agencies and other U.S. and Canadian authorities. There can be no assurance that such heightened scrutiny will not, in turn, lead to the imposition of certain restrictions on the ability of the Corporation and its subsidiaries to operate in the U.S. or any other jurisdiction. There are a number of risks associated with the business, operations, and activities of the Corporation and its subsidiaries (the "Business"). See "Regulatory Overview" herein and the Annual Information Form for further details.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This Prospectus, and documents incorporated by reference herein, contains "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and "forward-looking information" (collectively, "forward-looking statements") within the meaning of applicable securities laws. All statements, other than statements of historical facts, included in this Prospectus that addresses activities, events or developments that the Corporation expects or anticipates will or may occur in the future are forward-looking statements. In certain cases, forward-looking statements can be identified by the words such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or statements that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved" or the negative of these terms or comparable terminology.

Forward-looking statements in this Prospectus and in documents incorporated by reference herein include, or may include, but are not limited to, statements with respect to:

  the Corporation's business objectives and milestones and the anticipated timing of, and costs in connection with, the execution or achievement of such objectives and milestones;

  the Corporation's future growth prospects and intentions to pursue one or more viable business opportunities;

  the development of the Business and future activities following the date of this Prospectus;

  expectations relating to market size and anticipated growth in the jurisdictions within which the Corporation may from time to time operate or contemplate future operations;

  expectations with respect to economic, business, regulatory and/or competitive factors related to the Corporation or the cannabis industry generally;

  the impact of the COVID-19 pandemic on the Corporation's current and future operations;

  the market for the Corporation's current and proposed product offerings, as well as the Corporation's ability to capture market share;

  the Corporation's strategic investments and capital expenditures, and related benefits;

  the distribution methods expected to be used by the Corporation to deliver its product offerings;

  the competitive landscape within which the Corporation operates and the Corporation's market share or reach;

  the performance of the Business;

  the number of additional cannabis retail store locations the Corporation and/or its subsidiaries proposes to add to the Business;

  the Corporation's ability to generate cash flow from operations and from financing activities;

  the Corporation's ability to obtain, maintain, and renew or extend, applicable Authorizations (as defined below), including the timing and impact of the receipt thereof;

  the realization of cost savings, synergies or benefits from the Corporation's recent and proposed acquisitions, and the Corporation's ability to successfully integrate the operations of any business acquired within the Business; and

  the Corporation's intention to devote resources to the protection of its intellectual property rights, including by seeking and obtaining registered protections and developing and implementing standard operating procedures.

Forward-looking statements are subject to certain risks and uncertainties. Although management of the Corporation ("Management") believes that the expectations reflected in these forward-looking statements are reasonable in light of, among other things, its perception of trends, current conditions and expected developments, as well as other factors that Management believes to be relevant and reasonable in the circumstances at the date that such statements are made, readers are cautioned not to place undue reliance on forward looking statements, as forward looking statements may prove to be incorrect. A number of factors could cause actual results to differ materially from a conclusion, forecast or projection contained in the forward-looking statements. Importantly, forward-looking statements contained in this Prospectus and in documents incorporated by reference are based upon certain assumptions that Management believes to be reasonable based on the information currently available to Management, including, but not limited to, the assumptions that:

  current and future members of Management will abide by the business objectives and strategies from time to time established by the Corporation;

  the Corporation will retain and supplement its board of directors (the "Board") and Management, or otherwise engage consultants and advisors having knowledge of the industries (or segments thereof) within which the Corporation may from time to time participate;

  the Corporation will have sufficient working capital and the ability to obtain the financing required in order to develop and continue its business and operations;

  the Corporation will continue to attract, develop, motivate and retain highly qualified and skilled consultants and/or employees, as the case may be;

  no adverse changes will be made to the regulatory framework governing cannabis, taxes and all other applicable matters in the jurisdictions in which the Corporation conducts business and any other jurisdiction in which the Corporation may conduct business in the future;

  the Corporation will be able to generate cash flow from operations, including, where applicable, distribution and sale of cannabis and cannabis products;

  the Corporation will be able to execute on its business strategy as anticipated;

  the Corporation will be able to meet all applicable requirements necessary to obtain and/or maintain its permits and licences;

  general economic, financial, market, regulatory, and political conditions, including the impact of COVID-19, will not negatively affect the Corporation or its Business;

  the Corporation will be able to successfully compete in the cannabis industry;

  cannabis prices will not decline materially;

  the Corporation will be able to effectively manage anticipated and unanticipated costs;

  the Corporation will be able to maintain internal controls over financial reporting and disclosure and procedures in order to ensure compliance with applicable Laws; and

  the Corporation will be able to conduct its operations in a safe, efficient, and effective manner, and general market conditions will be favourable with respect to the Corporation's future plans and goals.

By their very nature forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Corporation to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Although Management believes that the expectations reflected in, and assumptions underlying, such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. New factors emerge from time to time, and it is not possible for Management to predict all of those factors or to assess in advance the impact of each such factor on the Business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement. Some of the risks that could cause results to differ materially from those expressed in forward-looking statements in this Prospectus and in documents incorporated by reference include:

  the Corporation's inability to attract and retain qualified members of Management to grow its Business;

  unanticipated changes in economic and market conditions (including changes resulting from COVID-19) or in applicable Laws;

  the impact of the publications of inaccurate or unfavourable research by securities analysts or other third parties;

  the Corporation's failure to complete future acquisitions or enter into strategic business relationships;

  interruptions or shortages in the supply of cannabis from time to time available to support the Corporation's operations from time to time;

  unanticipated changes in the cannabis industry in the jurisdictions within which the Corporation may from time to time conduct its business and operations, including the Corporation's inability to respond or adapt to such changes;

  the Corporation's inability to secure or maintain favourable lease arrangements or the required approvals and permits necessary to conduct its business and operations and meet its targets;

  the Corporation's inability to secure desirable retail cannabis store locations on favourable terms;

  risks relating to projections of the Corporation's operations; and

  the Corporation's inability to effectively manage unanticipated costs and expenses, including costs and expenses associated with product recalls and judicial or administrative proceedings against the Corporation.

Readers are cautioned that the foregoing list of factors are not exhaustive. The Corporation provides no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements (including those in the documents incorporated herein by reference), and in evaluating forward-looking statements, readers should specifically consider various factors, including the risks outlined under "Risk Factors" herein and in the Annual Information Form for further details, which may cause actual results to differ materially from the results, performance or achievements of the Corporation expressed or implied by any forward-looking statements. The forward-looking statements contained in this Prospectus are made as of the date of this Prospectus, and except as required by applicable securities Laws, the Corporation does not intend, and does not assume any obligation, to update these forward-looking statements.

CAUTIONARY NOTE REGARDING FUTURE ORIENTED FINANCIAL INFORMATION

This Prospectus, and documents incorporated by reference herein, may contain future oriented financial information ("FOFI") within the meaning of applicable securities laws, about prospective results of operations, financial position or cash flows, based on assumptions about future economic conditions and courses of action, which FOFI is not presented in the format of a historical balance sheet, income statement or cash flow statement. The FOFI has been prepared by Management to provide an outlook of the Corporation's activities and results, and has been prepared based on a number of assumptions including the assumptions discussed under the heading "Cautionary Note Regarding Forward-Looking Information" and assumptions with respect to the costs and expenditures to be incurred by the Corporation, capital expenditures and operating costs, taxation rates for the Corporation and general and administrative expenses. Management does not have, or may not have had at the relevant date, firm commitments for all of the costs, expenditures, prices or other financial assumptions which may have been used to prepare the FOFI or assurance that such operating results will be achieved and, accordingly, the complete financial effects of all of those costs, expenditures, prices and operating results are not, or may not have been at the relevant date of the FOFI, objectively determinable.

Importantly, the FOFI contained in this Prospectus, and in documents incorporated by reference herein are, or may be, based upon certain additional assumptions that Management believes to be reasonable based on the information currently available to Management, including, but not limited to, assumptions about: (i) the future pricing for the Corporation's products, (ii) the future market demand and trends within the jurisdictions in which the Corporation may from time to time conduct the Business, and (iii) the Corporation's ongoing inventory levels, and operating cost estimates. The FOFI or financial outlook contained in this Prospectus, and in documents incorporated by reference herein do not purport to present the Corporation's financial condition in accordance with IFRS as issued by the International Accounting Standards Board, and there can be no assurance that the assumptions made in preparing the FOFI will prove accurate. The actual results of operations of the Corporation and the resulting financial results will likely vary from the amounts set forth in the analysis presented in any such document, and such variation may be material (including due to the occurrence of unforeseen events occurring subsequent to the preparation of the FOFI). The Corporation and Management believe that the FOFI has been prepared on a reasonable basis, reflecting Management's best estimates and judgments as at the applicable date. However, because this information is highly subjective and subject to numerous risks including the risks discussed under the heading "Risk Factors" herein and in the Annual Information Form for further details, FOFI or financial outlook within this Prospectus, and in documents incorporated by reference herein, should not be relied on as necessarily indicative of future results.

Readers are cautioned not to place undue reliance on the FOFI or financial outlook contained in this this Prospectus, and in documents incorporated by reference herein. Except as required by applicable securities Laws, the Corporation does not intend, and does not assume any obligation, to update such FOFI.

GENERAL MATTERS

You should rely only on the information contained in or incorporated by reference in this Prospectus or any applicable Prospectus Supplement. References to this "Prospectus" refer to this short form base shelf prospectus, including the documents incorporated by reference herein. We have not authorized anyone to provide you with information that is different than the information contained herein. If anyone provides you with different or additional information, you should not rely on it. The information contained on our website is not a part of this Prospectus and is not incorporated by reference into this Prospectus despite any references to such information in this Prospectus or the documents incorporated by reference, and prospective investors should not rely on such information when deciding whether or not to invest in the Securities. We are not making an offer of these Securities where the offer is not permitted by law. You should assume that information contained in this Prospectus or any applicable Prospectus Supplement is accurate only as of the date on the front of those documents and that information contained in any document incorporated by reference is accurate only as of the date of that document, regardless of the time of delivery of this Prospectus or any applicable Prospectus Supplement or of any sale of the Securities. The Corporation's business, financial condition, results of operations and prospects may have changed since those dates.

This Prospectus is part of a registration statement on Form F-10 (the "Registration Statement") relating to our Securities that we have filed or will file with the SEC. Under the Registration Statement, we may, from time to time, sell Securities described in this Prospectus in one or more offerings up to an aggregate offering amount of $100,000,000. This Prospectus, which constitutes part of the Registration Statement, provides you with a general description of the Securities that we may offer. Each time we sell Securities under the Registration Statement, we will provide a Prospectus Supplement that will contain specific information about the terms of that offering of Securities. A Prospectus Supplement may also add, update or change information contained in this Prospectus. Before you invest, you should read both this Prospectus and any applicable Prospectus Supplement together with additional information described under the heading "Documents Incorporated By Reference". This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC, or the schedules or exhibits that are part of the Registration Statement. Investors in the United States should refer to the Registration Statement and the exhibits thereto for further information with respect to the Corporation and Securities.

Unless otherwise specified or the context otherwise requires, in this Prospectus, (i) all references to the "Corporation", "High Tide", "we", "us" and "our" refer to High Tide Inc., (ii) "Material Adverse Effect" means a material adverse effect on the Business, the properties, assets, liabilities (including contingent liabilities), results of operations, financial performance, financial condition, or the market and trading price of the Securities, of the Corporation and its subsidiaries, taken as a whole, and (iii) "Hemp" means plant Cannabis sativa L and any part of that plant, including the seeds thereof, and all derivatives, extracts, cannabinoids, isomers, acids, salts, and salts of isomers, whether growing or not, with a delta-9 tetrahydrocannabinol ("Delta-9" or "THC") concentration of not more than 0.3% on a dry weight basis, (iv) "Delta-8" means Hemp-derived delta-8 tetrahydrocannabinol, (v) "Laws" means, with respect to any Person, any and all applicable law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended, unless expressly specified otherwise, and for greater certainty, includes Cannabis Laws, and (vi) all other capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Annual Information Form.

This Prospectus and the information incorporated herein by reference include certain trade names and trademarks which are protected under applicable intellectual property Laws and are our property. Solely for convenience, our trademarks and trade names referred to in this Prospectus may appear without the ® or ™ symbol, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights to these trademarks and trade names.

We may, from time to time, sell any combination of the Securities described in this Prospectus in one or more offerings up to an aggregate amount of $100,000,000. This Prospectus provides a general description of the Securities that we may offer. All information permitted under applicable Laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus, except in cases where an exemption from such delivery requirements has been obtained. Each Prospectus Supplement containing the specific terms of any Securities will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.

Before purchasing any Securities, prospective investors should carefully read both this Prospectus and the applicable accompanying Prospectus Supplement, together with the additional information provided in the documents incorporated by reference herein as described under the heading "Documents Incorporated by Reference".

FINANCIAL INFORMATION AND CURRENCY PRESENTATION

The financial statements of the Corporation incorporated by reference in this Prospectus are reported in Canadian dollars and have been prepared in accordance with IFRS. Unless otherwise specified or the context otherwise requires, all references to "$"and "dollars" refer to Canadian dollars. IFRS differs in some material respects from U.S. GAAP and so these financial statements may not be comparable to the financial statements of U.S. companies that report in accordance with U.S. GAAP. As a result, certain financial information included or incorporated in this Prospectus may not be comparable to financial information prepared by companies in the United States.

MARKET AND INDUSTRY DATA

Unless otherwise indicated, information contained in this Prospectus (or in a document incorporated or deemed to be incorporated by reference herein) concerning the industry and the markets in which the Corporation operates, including its general expectations and market position, market opportunities and market share, is, or may be, based on information from independent industry organizations, other third-party sources (including industry publications, surveys and forecasts) and the studies and estimates of Management.

Unless otherwise indicated, the Corporation's estimates are derived from publicly available information released by independent industry analysts and third-party sources as well as data from the Corporation's internal research, and include assumptions made by Management which Management believe to be reasonable based on their knowledge of the relevant industry and markets. Such internal research and assumptions have not been verified by any independent source, and the Corporation and Management have not independently verified any third-party information. While Management believes the market position, market opportunity and market share information included, or which may be included, in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein is generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of the Corporation's future performance and the future performance of the industry and markets in which the Corporation operates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the headings "Cautionary Note Regarding Forward-Looking Information" and "Risk Factors" herein and in the Annual Information Form for further details.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with the various securities commissions or similar regulatory authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Chief Financial Officer of the Corporation at Unit 112, 11127-15 Street N.E. Calgary, Alberta T3K 2M4, Telephone: 1-403-703-4272, Email: ir@hightideinc.com, and are also accessible under the Corporation’s issuer profiles on SEDAR+ at www.sedarplus.ca and EDGAR at www.sec.gov.

In addition to our continuous disclosure obligations under the securities laws of the provinces and territories of Canada, we are subject to certain of the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports and other information with the SEC.

Under MJDS, some reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. As a foreign private issuer, the Corporation is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and the Corporation's officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, the Corporation may not be required to publish financial statements as promptly as U.S. companies. Documents filed with, or furnished to, the SEC are available through EDGAR. The filings of the Corporation through SEDAR+ and through EDGAR are not incorporated by reference in this prospectus except as specifically set out herein.

The following documents, filed with the various securities commission or similar securities regulatory authorities in Canada are specifically incorporated by reference in, and form an integral part of, this Prospectus:

(a) the management information circular dated April 19, 2022 in connection with a meeting of our shareholders held on June 2, 2022;

(b) the audited consolidated financial statements of the Corporation for the years ended October 31, 2022 and 2021 and the notes thereto, as amended, together with the auditor's report thereon (the "Annual Financial Statements");

(c) the management's discussion and analysis of the Corporation for the Annual Financial Statements;

(d) the material change report of the Corporation dated January 6, 2023 in respect of the acquisition of 1171882 B.C.;

(e) the Annual Information Form;

(f) the material change report of the Corporation dated March 10, 2023, in respect of the resignation of Rahim Kanji as Chief Financial Officer and the appointment of Sergio Patino as Interim Chief Financial Officer;

(g) the unaudited interim financial statements of the Corporation for the three and six months ended April 30, 2023 and 2022, together with the notes thereto (together, the "Interim Financial Statements");

(h) the management's discussion and analysis of the Corporation for the Interim Financial Statements; and

(i) the management information circular dated May 26, 2023 in connection with a meeting of our shareholders held on July 6, 2023.

Any documents of the type required by National Instrument 44-101 - Short Form Prospectus Distributions to be incorporated by reference in a short form prospectus including certain material change reports (excluding material change reports filed on a confidential basis), comparative interim financial statements, comparative annual financial statements and the auditors' report thereon, management's discussion and analysis of financial condition and results of operations, information circulars, annual information forms, marketing materials (as such term is defined in National Instrument 41-101 - General Prospectus Requirements ("NI 41-101") and business acquisition reports filed by the Corporation with the securities commissions or similar authorities in the provinces of Canada during the term of this Prospectus are deemed to be incorporated by reference in this Prospectus.

To the extent that any document or information incorporated by reference into this Prospectus is included in a report that is filed with the SEC pursuant to the Exchange Act after the date of this Prospectus, such documents or information shall also be deemed to be incorporated by reference as an exhibit to the Registration Statement of which this Prospectus forms a part (in the case of a report on Form 6-K, if and to the extent expressly provided in such report).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that was required to be stated or that was necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Upon a new annual information form and the related annual financial statements being filed by the Corporation with, and, where required, accepted by the securities commissions and similar authorities in the provinces and territories of Canada during the currency of this Prospectus, the previous annual information form, the previous annual financial statements and all interim financial statements, material change reports and annual filings or information circulars filed before the commencement of the Corporation's fiscal year in which the new annual information form is filed will be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities under this Prospectus.

A Prospectus Supplement containing the specific terms in respect of any Securities, updated disclosure of earnings interest coverage ratios (if applicable) and any additional or updated information that the Corporation may elect to include (provided that such information does not describe a material change that has not already been the subject of a material change report or a prospectus amendment) will be delivered to purchasers of such Securities, together with this Prospectus, and will be deemed to be incorporated into this Prospectus as of the date of such Prospectus Supplement, but only for the purposes of the offering of such Securities.

Any template version of any "marketing materials" (as such terms are defined in NI 41-101) filed after the date of a Prospectus Supplement and before the termination of the distribution of the Securities offered pursuant to such Prospectus Supplement (together with this Prospectus) is deemed to be incorporated by reference in such Prospectus Supplement.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed with the SEC as part of the Registration Statement of which this Prospectus is a part insofar as required by the SEC's Form F-10:

(a) the documents listed under the heading "Documents Incorporated By Reference" in this Prospectus;

(b) the consent of Ernst & Young LLP, the Corporation's independent auditors;

(c) powers of attorney of the Corporation's directors and officers, included on the signature pages of the Registration Statement; and

(d) form of debenture indenture.

A copy of any underwriting agreement, agency agreement, warrant indenture, subscription receipt agreement, debenture indenture, statement of eligibility of trustee on Form T-1, or similar agreement that is required to be filed, as applicable, will be filed by post-effective amendment or by incorporation by reference to documents filed or furnished with the SEC under the Exchange Act.

AVAILABLE INFORMATION

In addition to our continuous disclosure obligations under the securities laws of the provinces and territories of Canada, we are subject to the informational requirements of the Exchange Act and in accordance therewith file reports and other information with the SEC. Under the MJDS, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. As a foreign private issuer, the Corporation is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and the Corporation's officers and directors are exempt from the reporting and short swing profit recovery provisions contained in Section 16 of the Exchange Act. Some of the documents that we file with or furnish to the SEC are electronically available from EDGAR, and may be accessed at www.sec.gov.

The Corporation is concurrently filing with the SEC a registration statement on Form F-10 under the U.S. Securities Act of 1933, as amended (the "U.S. Securities Act"), with respect to the Securities. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Corporation and the Securities offered in this Prospectus, reference is made to the Registration Statement and to the schedules and exhibits filed therewith. Statements contained in this Prospectus as to the contents of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. You may refer to the Registration Statement and the exhibits to the Registration Statement for further information with respect to the Corporation and the Securities. See "Documents Filed as Part of this Registration Statement".

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES AND AGENT FOR SERVICE OF PROCESS

The Corporation is a corporation incorporated under and governed by the Business Corporations Act (Alberta) ("ABCA"). Most of the directors and officers of the Corporation, and the experts named in this Prospectus, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets, and a certain portion of the Corporation's assets, are located outside the United States. As a result, it may be difficult for investors who reside in the United States to effect service of process upon these persons in the United States, or to enforce a U.S. court judgment predicated upon the civil liability provisions of the U.S. federal securities laws against the Corporation or any of these persons. There is substantial doubt whether an action could be brought in Canada in the first instance predicated solely upon U.S. federal securities laws. A final judgment for a liquidated sum in favour of a private litigant granted by a United States court and predicated solely upon civil liability under United States federal securities laws would, subject to certain exceptions identified in the law of individual provinces of Canada, likely be enforceable in Canada if the United States court in which the judgment was obtained had a basis for jurisdiction in the matter that would be recognized by the domestic Canadian court for the same purposes. There is a significant risk that a given Canadian court may not have jurisdiction or may decline jurisdiction over a claim based solely upon United States federal securities law on application of the conflict of laws principles of the province in Canada in which the claim is brought.

The Corporation has filed or will file with the SEC, concurrently with its registration statement on Form F-10 of which this Prospectus is a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Corporation appointed Cogency Global Inc. as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Corporation in a United States court arising out of or related to or concerning the offering of the Securities under this Prospectus and the Registration Statement. However, it may be difficult for United States investors to effect service of process within the United States upon those officers or directors who are not residents of the United States, or to realize in the United States upon judgments of courts of the United States predicated upon the Corporation's civil liability and the civil liability of such officers or directors under United States federal securities laws or the securities or "blue sky" laws of any state within the United States.

SUMMARY DESCRIPTION OF THE BUSINESS

General

The Corporation is an Alberta-based, retail-focused cannabis company enhanced by the manufacturing and wholesale distribution of consumption accessories. As of the date of this Prospectus, the Corporation is one of the largest cannabis retailers in Canada, with 154 retail cannabis locations (including jointly-owned and branded retail store locations) across Canada. As a vertically-integrated company, the Corporation is engaged in the Canadian cannabis market through a portfolio of subsidiaries, including Canna Cabana, and META Growth (which together represent the retail segment of the Business), and Valiant Canada and Valiant (which represents the wholesale segment of the Business).

Since its inception, the Corporation has grown, both organically and via strategic acquisitions (including, its acquisitions of Meta Growth, Smoke Cartel, FABCBD, Daily High Club, Dankstop, Blessed and NuLeaf), to emerge as a leader in the evolving cannabis market within Canada. As one of Canada's largest and fastest-growing retail-focused cannabis companies, the Corporation continues to pursue rapid growth to expand its presence across various jurisdictions in Canada, with its principal business segment focused on the distribution and sale of cannabis and cannabis products in the provinces of Alberta, Ontario, Saskatchewan, Manitoba and British Columbia.

As of the date of this Prospectus, the Corporation operates a total of 154 cannabis retail stores, consisting of (i) 77 cannabis retail stores in the Province of Alberta, (ii) 50 cannabis retail stores in the Province of Ontario, (iii) 10 cannabis retail stores in the Province of Saskatchewan, and (iv) 10 cannabis retail stores in the Province of Manitoba, and (v) 7 cannabis retail stores in the Province of British Columbia. Each cannabis retail store is operated in accordance with applicable Laws, and in particular, in compliance with the applicable consents, licenses, registrations, permits, authorizations, permissions, orders, and/or approvals (collectively, “Authorizations”) required to engage in the retail sale and distribution of adult-use cannabis and cannabis products at licensed premises (such Authorizations, the “Retail Store Authorizations”). All cannabis and cannabis products offered for sale by the Corporation and its subsidiaries are offered for sale in strict compliance with the various regulatory frameworks in the respective jurisdictions governing adult-use cannabis.

The Corporation is a reporting issuer in each of the provinces of Canada. The Common Shares are listed on the TSXV, under the trading symbol "HITI", on the Nasdaq, under the trading symbol "HITI" and on the FSE, under the trading symbol "2LYA". Effective February 25, 2021, the Warrants issued pursuant to the February Bought Deal Offering began trading on the TSXV under the symbol "HITI.WR".

Effective June 2, 2021, the Corporation became a registrant with the SEC upon the Corporation's Form 40-F registration statement being declared effective, which occurred concurrently with a listing of the Common Shares on the Nasdaq.

History

The Corporation was incorporated under the ABCA on February 8, 2018, under the name "High Tide Ventures Inc.". Effective October 4, 2018, the Corporation amended its articles of incorporation and changed its name to "High Tide Inc.". On October 4, 2018, High Tide also amended its articles of incorporation and completed a share split of its then outstanding pre-split Common Shares, on the basis of 2.76 post-split Common Shares for each one pre-split Common Share issued and outstanding. On May 13, 2021, the Corporation consolidated all of its issued and outstanding Common Shares on a fifteen to one basis.

Intercorporate Relationships

As at the date of this Prospectus, the Corporation has 10 direct and 22 indirect, wholly-owned subsidiaries, 1 direct, majority-owned subsidiary and 3 indirect, majority-owned subsidiaries. The Corporation also holds a 50% direct interest in Saturninus Partners, a general partnership existing under the Laws of the Province of Ontario, and 49% indirect interest in 2 partnerships existing under the Laws of the Province of Manitoba.

As at the date of this Prospectus, the Corporation operates the Business through the following material wholly-owned subsidiaries:

  Canna Cabana, a wholly-owned subsidiary of the Corporation formed under the ABCA on November 1, 2020, pursuant to articles of amalgamation filed in respect of the amalgamation of Canna Cabana Inc. (as constituted at such time) and Canna Cabana (SK) Inc., both of which were wholly-owned subsidiaries of the Corporation.

  Meta Growth, a wholly-owned subsidiary of the Corporation incorporated under the ABCA on June 18, 2015.

  Valiant Canada, a wholly-owned subsidiary of the Corporation formed under the ABCA on November 1, 2020, pursuant to articles of amalgamation filed in respect of the amalgamation of RGR Canada and Famous Brandz, both of which were wholly-owned subsidiaries of the Corporation.

  Valiant, a wholly-owned subsidiary of the Corporation incorporated under the Laws of the State of Delaware on April 6, 2019.

  2680495 Ontario Inc., a wholly-owned subsidiary of the Corporation formed incorporated under the Business Corporations Act (Ontario) on February 11, 2019.

  High Tide Inc. B.V., a wholly-owned subsidiary of the Corporation incorporated under the Laws of the Netherlands on November 20, 2018.

  Smoke Cartel, a wholly-owned subsidiary of the Corporation incorporated under the Laws of New York.

  FABCBD, a wholly-owned subsidiary of the Corporation, incorporated under the Laws of Wisconsin.

  Daily High Club, a wholly-owned subsidiary of the Corporation, incorporated under the Laws of California.

  Dankstop, a wholly-owned subsidiary of the Corporation, incorporated under the Laws of the District of Columbia.

The following chart sets out the material intercorporate relationships of the Corporation as at the date of this Prospectus:

High Tide Inc. (AB)
TSXV : HITI
NASDAQ : HITI
Halo Kushbar Retail Inc. (AB – 100%)
1171882 BC Ltd. (BC – 100%)
2049213 Ontario Inc. (formerly Livonit Foods Inc.) (ON – 100%)
Canna Cabana Inc. (AB – 100%)
Meta Growth Corp. (AB – 100%)
2680495 Ontario Inc. (AB – 100%)
HT Global Imports Inc. (AB – 100%)
Valiant Distribution Canada Inc. (AB – 100%)
Saturninus Partners GP (ON – 50%)
High Tide USA, Inc. (NV – 100%)
High Tide Inc. B.V. (Netherlands) (100%)
Enigmaa Ltd (UK - 80%)
SJV 2 B.V. (Netherlands) (100%)
SJV B.V. o/a Grasscity (Netherlands) (100%)
FAB Nutrition, LLC (WI – 100%)
DS Distribution Inc. (DE – 100%)
Smoke Cartel USA Inc. (NY – 100%)
SJV USA Inc. o/a Grasscity (NY) (95% SJV B.V.) (5% Smoke Cartel USA Inc.)
Boundless Earth, LLC (NV – 100%)
DHC Supply, LLC (DC – 100%)
NuLeaf Naturals, LLC (CO – 80%)
Valiant Distribution Inc. (DE – 100%)

Meta Growth Corp.
National Access Cannabis LP Holdings Corp. (AB-100%)
NAC Northern Alberta Limited Partnership (AB-49%)
NAC Northern Alberta GP Ltd. (AB-49%)
National Access Cannabis GP Holdings Corp. (AB-100%)
National Access Cannabis Management Corp. (AB-100%)
META Western Canadian Holdings Ltd. (Canada-100%)
11604686 Canada Inc. (Canada-100%)
NAC Bio Inc. (Canada-57%)
National Access Canada Corp. (Canada-100%)
The Green Company Ltd. (AB-100%)
NAC Southern Alberta Ltd. (AB-100%)
NACM Management Ltd. (ON-100%)
2208292 Alberta Ltd. (AB-100%)
51%
51%
META West Coast Ltd. (Canada-100%)
2713865 Ontario Ltd. (ON-100%)
New Leaf Cannabis Ltd. (AB-100%)
National Access Cannabis Medical Inc. (ON-51%)

Below is a summary of the business and operations of the Corporation's material subsidiaries within the retail and wholesale segments of the Business, as at the date of this Prospectus:

Canna Cabana

Canna Cabana is the successor entity to all previously wholly owned ABCA Subsidiaries, wherein all wholly owned Subsidiaries were amalgamated into Canna Cabana pursuant to the ABCA. Canna Cabana is High Tide's primary retail cannabis business, offering for retail sale various cannabis products and accessories through its provincially authorized cannabis retail store locations. As of the date of this Prospectus, Canna Cabana operates a retail cannabis chain with 152 branded stores operating across Canada, in the provinces of Alberta, Ontario, Saskatchewan, Manitoba, and British Columbia.

Canna Cabana's flagship retail concept is designed to expose customers to a unique, consistent, and scalable retail design and customer experience, and to emphasize the holistic and natural qualities of cannabis. Through its in-store displays, its highly trained and knowledgeable staff, and a tailored store atmosphere, Canna Cabana aims at creating a sophisticated yet playful customer experience, while educating customers and providing them with insight and guidance with respect to its product offerings.

Meta Growth

Meta Growth is High Tide's secondary retail cannabis business offering for retail sale various cannabis products and accessories through its provincially authorized cannabis retail store locations.

Grasscity Entities

Based in Amsterdam, Netherlands, the Grasscity Entities operate Grasscity.com, one of the world's premier online stores for smoking accessories and cannabis lifestyle products. Established in 2000, Grasscity.com is one of the most searched and visited smoking accessories retailers, with approximately 5,800,000 million site visits annually. Grasscity.com offers an extensive selection of hand-picked smoking accessories and cannabis lifestyle products, from grinders and rolling papers to one-of-a-kind glass bongs, smoking pipes, oil rigs and bubblers and Hemp CBD products, such as CBD flower and CBD gummies. The Grasscity.com e-commerce platform generates over 90% of its revenues from customers located in the United States.

Valiant Canada and Valiant

Valiant Canada is the successor entity to RGR Canada and Famous Brandz, both of which were wholly-owned subsidiaries of the Corporation, and were amalgamated in November 2020 pursuant to the ABCA to form Valiant Canada. Valiant was incorporated under the Laws of the State of Delaware on April 6, 2019.

Valiant Canada and Valiant are established designers and international leaders in the manufacture and distribution of high-quality, innovative cannabis accessories. Valiant Canada and Valiant represents the wholesale segment of the Business, offering a suite of proprietary brands which have over time become well known amongst consumers. Valiant Canada's proprietary brands include names such as "Atomik", "Evolution", "Puff Puff Pass", "Vodka Glass" and "Zoom Zoom".

Valiant Canada's and Valiant's design and development teams continue to design products tailored to evolving market trends and consumer preferences that reflect technological innovation and comply with applicable Laws. Through its relationships with its manufacturers, based in Asia, Canada, the United States, and elsewhere, which specialize in various areas of assembly and manufacturing, Valiant Canada and Valiant continue to deliver to market a suite of high quality, proprietary products (such as high-quality rolling papers) as well as third-party branded products (such as Juju, Zig Zag, and Pax).

Valiant Canada and Valiant are also established leaders in the manufacture and distribution of branded smoking accessories and other alternative lifestyle products. Valiant Canada and Valiant utilize licensed trademarks associated with leading smoking culture brands established by celebrities and entertainment companies (such as Trailer Park Boys, Cheech & Chong's Up in Smoke, and Jay and Silent Bob) in its design and manufacture of various branded smoking accessories and other alternative lifestyle products. Valiant Canada and Valiant distribute its products to wholesalers and retailers across the globe through business-to-business distribution channels and through a business-to-customer retail e-commerce platform. Valiant Canada and Valiant have established relationships with a wide network of distributors, wholesalers and retailers with a presence across Canada, the United States and Europe, with the majority of its products being offered for sale in the United States..

Smoke Cartel

Smoke Cartel is one of the leading online retailers of glass water pipes, vaporizers, consumption accessories, and Hemp-derived products, including CBD products. Smoke Cartel provides a marketplace with a wide variety of high-quality products, subscription boxes, reliable customer service, and rapid dependable shipping. Smoke Cartel leverages its proprietary marketplace technology to seamlessly connect brands & vendors with its growing customer base built over the last seven years. Smoke Cartel's website at www.smokecartel.com offers fast load times and optimizations, making the customer experience quick, seamless, and engaging. Smoke Cartel conducts its operations within States of the U.S. in which the sale of its Hemp-based products does not violate state-controlled substance Laws.

FABCBD

FABCBD is one of the leading online retailers of Hemp-derived CBD products. FABCBD provides a marketplace with a wide variety of high-quality products and formulas, affordable pricing, rapid dependable shipping, and surprisingly personable customer service. FABCBD's website at www.fabcbd.com.

Founded in 2017 with its headquarters in Milwaukee, Wisconsin, FABCBD has quickly grown to become one of the most popular brands for Hemp-derived CBD products across the U.S., including CBD oils, creams, gummies, and dog treats. In 2020, FABCBD had over 1.3 million online impressions and an average order value of US$91.90. FABCBD only conducts its operations within States of the U.S. in which the sale of its Hemp-based products does not violate State-controlled substance Laws.

Daily High Club

With over one million consumption accessories sold and approximately 15,000 subscribers, Daily High Club is one of the leading online retailers of glass water pipes, vaporizers, and other in demand consumption accessories. Daily High Club provides a marketplace with a wide variety of high-quality products and subscription boxes. Daily High Club has an active social media presence with numerous influencer and celebrity endorsements including deals with Tommy Chong, Chanel West Coast and more. Daily High Club boasts over 800,000 followers on Instagram and 75,000 followers on TikTok. The company's website at www.dailyhighclub.com offers an engaging and fun shopping experience.

DankStop

DankStop is a leading online consumption accessories retailer. With an industry leading and innovative website at www.Dankstop.com, and dedicated support team, DankStop has raised the bar for the online consumption supply industry since 2014. Leveraging its in-house technology, DankStop now offers a variety of business-to-business services for the cannabis industry in addition to its retail websites ranging from drop shipping to third party logistics.

Blessed

Blessed (Enigmaa Ltd.), an 80%-owned subsidiary of the Corporation, is one of the leading online retailers of Hemp-derived CBD products in the United Kingdom ("U.K."). The company provides a marketplace with a wide variety of high-quality products and formulas, affordable pricing, rapid dependable shipping, and surprisingly personable customer service. Blessed has been featured as the best U.K. CBD Oil in several publications including The Mirror, Reader's Digest, and Maxim Magazine.

NuLeaf

NuLeaf is one of America's leading Hemp companies. Since 2014, NuLeaf has been committed to creating the world's highest quality CBD products in their most pure and potent form. NuLeaf's manufacturing facility is a cGMP-certified facility enabling them to manufacture ground-breaking CBD formulations while exceeding the highest levels of regulatory requirement. The company is committed to creating safe, consistent, and effective products and has proudly received over 25,000 verified five-star customer reviews through their e-commerce platform. NuLeaf conducts its operations within States of the U.S. in which the sale of its Hemp-based products does not expressly violate State-controlled substance Laws.

Retail Cannabis Stores

The following chart sets out the retail cannabis stores operated by the Corporation as at the date of this Prospectus:

Municipality and Province	Number of Stores	Store Brand
Airdrie, Alberta	3	Canna Cabana
Ajax, Ontario	1	Canna Cabana
Ancaster, Ontario	1	Canna Cabana
Banff, Alberta	1	Canna Cabana

Municipality and Province	Number of Stores	Store Brand
Barrie, Ontario	1	Canna Cabana
Beaumont, Alberta	1	Canna Cabana
Blackfalds, Alberta	1	Canna Cabana
Bonnyville, Alberta	1	Canna Cabana
Bracebridge, Ontario	2	Canna Cabana
Brampton, Ontario	1	Canna Cabana
Brandon, Manitoba	1	Canna Cabana
Brooks, Alberta	1	Canna Cabana
Burlington, Ontario	2	Canna Cabana
Calgary, Alberta	29	Canna Cabana
Camrose, Alberta	1	Canna Cabana
Canmore, Alberta	1	Canna Cabana
Cold Lake, Alberta	2	Canna Cabana
Cornwall, Ontario	1	Canna Cabana
Cranbrook, British Columbia	1	Canna Cabana
Drumheller, Alberta	1	Canna Cabana
East York, Ontario	1	Canna Cabana
Edmonton, Alberta	9	Canna Cabana
Edson, Alberta	1	Canna Cabana
Fort Erie, Ontario	1	Canna Cabana
Fort Saskatchewan, Alberta	1	Canna Cabana
Fort St. John, British Columbia	1	Canna Cabana
Grande Prairie, Alberta	3	Canna Cabana
Guelph, Ontario	2	Canna Cabana
Hamilton, Ontario	2	Canna Cabana
Hanover, Ontario	1	Canna Cabana
Innisfil, Ontario	1	Canna Cabana
Kamloops, British Columbia	1	Canna Cabana
Kanata, Ontario	1	Canna Cabana
Kitchener, Ontario	3	Canna Cabana
Lacombe, Alberta	1	Canna Cabana
Leduc, Alberta	1	Canna Cabana
Lethbridge, Alberta	3	Canna Cabana
Lloydminster, Alberta	1	Canna Cabana
London, Ontario	2	Canna Cabana
Markdale, Ontario	1	Canna Cabana
Martensville, Saskatchewan	1	Canna Cabana
Medicine Hat, Alberta	2	Canna Cabana
Milton, Ontario	1	Canna Cabana
Moose Jaw, Saskatchewan	1	Canna Cabana
Morden, Manitoba	1	Canna Cabana
Morinville, Alberta	1	Canna Cabana
Niagara Falls, Ontario	2	Canna Cabana
North York, Ontario	1	Canna Cabana
Okotoks, Alberta	1	Canna Cabana
Olds, Alberta	1	Canna Cabana
Opaskwayak Cree Nation, Manitoba	1	Meta Growth
Ottawa, Ontario	4	Canna Cabana
Prince George, British Columbia	1	Canna Cabana
Red Deer, Alberta	2	Canna Cabana
Regina, Saskatchewan	5	Canna Cabana
Saskatoon, Saskatchewan	1	Canna Cabana
Selkirk, Manitoba	1	Canna Cabana
Sherwood Park, Alberta	1	Canna Cabana
Slave Lake, Alberta	1	Canna Cabana
St. Paul, Alberta	1	Canna Cabana
St. Albert, Alberta	2	Canna Cabana
St. Thomas, Ontario	1	Canna Cabana

Municipality and Province	Number of Stores	Store Brand
Stittsville, Ontario	1	Canna Cabana
Stratford, Ontario	1	Canna Cabana
Sudbury, Ontario	1	Canna Cabana
Swift Current, Saskatchewan	1	Canna Cabana
Thomson, Manitoba	1	Meta Growth
Thunder Bay, Ontario	1	Canna Cabana
Tisdale, Saskatchewan	1	Canna Cabana
Toronto, Ontario	8	Canna Cabana
Vancouver, British Columbia	3	Canna Cabana
Vegreville, Alberta	1	Canna Cabana
Waterloo, Ontario	2	Canna Cabana
Westlock, Alberta	1	Canna Cabana
Whitecourt, Alberta	1	Canna Cabana
Windsor, Ontario	2	Canna Cabana
Winnipeg, Manitoba	5	Canna Cabana
Woodstock, Ontario	1	Canna Cabana

Recent Developments

NuLeaf Acquisition

On November 26, 2021, the Corporation completed the acquisition 80% of the equity interests in NuLeaf (the "NuLeaf Closing"). The acquisition was completed pursuant to the terms of a plan of merger agreement between the Corporation, NuLeaf Acquisition Corp., Bo Shirley, as member representative and NuLeaf (the "NuLeaf Acquisition Agreement") announced by the Corporation on November 19, 2021. Pursuant to the terms of the NuLeaf Acquisition Agreement, the Corporation acquired an 80% interest in NuLeaf for US$31,243,000 and acquired a three-year option to acquire the remaining 20% interest in NuLeaf at any time. Consideration for the acquisition of the 80% interest in NuLeaf was comprised of: 4,429,809 Common Shares valued at US$31,243,000 on the basis of a deemed price of US$7.0529 per Common Share (the "NuLeaf Share Consideration"), being equal to the volume weighted average price per Common Share on the Nasdaq for the 10 consecutive trading days preceding the NuLeaf Closing.

In addition, pursuant to the terms of the NuLeaf Acquisition Agreement:

1. NuLeaf granted the Corporation an option to acquire all the remaining equity interests in NuLeaf, thus allowing the Corporation to become the sole equity holder of NuLeaf (the "NuLeaf Call Option"), at an enterprise value equal to the trailing twelve months of adjusted EBITDA multiplied by 7.1, exercisable at any time for a period of three years from the NuLeaf Closing;

2. The Corporation granted the sellers of NuLeaf, an option to put to the Corporation, the remaining equity interest in NuLeaf not held by the Corporation, at the same enterprise value of the NuLeaf Call Option, exercisable by the sellers for a period of eighteen months following the first anniversary of the NuLeaf Closing (the "NuLeaf Put Option");

3. 25% of the NuLeaf Share Consideration, being 1,107,487 Common Shares, was placed in escrow for a period of up to two years from the NuLeaf Closing, with releases every six months.

The NuLeaf Put Option was exercised with an effective date of May 29, 2023 for closing. The parties are still negotiating on the adjusted EBITDA calculation and intend to close as of the effective date when the parties agree on final price.

Acquisition of Jimmy's

On December 29, 2022, the Corporation completed the acquisition of an 100% interest in Jimmy's Cannabis pursuant to a share purchase agreement dated September 28, 2022 (the "Jimmy's Cannabis Definitive Agreement"). The Corporation acquired two retail cannabis stores in British Columbia, located at 1225 Cranbrook Street North, Cranbrook and 1543 Victoria Street, Prince George. Pursuant to the terms of the Jimmy's Cannabis Definitive Agreement, the Corporation acquired an 100% interest in Jimmy's Cannabis in consideration for 2,595,533 Common Shares, valued at $5,300,000, on the basis of a deemed price of $2.0365 per Common Share (the "Jimmy's Cannabis Consideration"). The Jimmy's Cannabis Consideration was subject to a post-closing working capital adjustment provision, to address any increase or decrease of working capital, inventory or cash estimated as of the closing date. The working capital adjustment was $352,000 and was paid effective April 28, 2023.

Officer Appointments

Effective February 28, 2023, Rahim Kanji resigned as Chief Financial Officer of the Corporation, and Sergio Patino was appointed Interim Chief Financial Officer of the Corporation.

Potential Acquisitions

Consistent with its past practice and in the normal course, the Corporation may have outstanding non-binding letters of intent or conditional agreements or may otherwise be engaged in discussions with respect to possible acquisitions of, or joint ventures involving, certain complementary businesses which may or may not be material. There can be no assurance that any of these letters, agreements, or discussions will result in an acquisition or joint venture and, if they do, what the final terms or timing of any acquisition or joint venture would be. The Corporation expects to continue to actively pursue other acquisition, joint venture and investment opportunities.

Non-Canadian Operations

As at the date of this Prospectus, the Corporation conducts operations in the United States through Valiant Canada (the successor to Famous Brandz), Valiant, Grasscity Entities, Smoke Cartel, Daily High Club and DankStop, in the U.S. in compliance with state-controlled substance Laws. The Corporation conducts additional operations in the United States, through the Grasscity Entities, Smoke Cartel, FABCBD and NuLeaf, within States in which these entities' respective activities relating to Hemp and Hemp-based products do not violate State-controlled substance Laws. The Corporation also conducts operations in the Netherlands through the Grasscity Entities and in the U.K. through Blessed, in accordance with applicable Laws.

REGULATORY OVERVIEW

The following summary is intended to provide a general overview of the primary Canadian federal and provincial Laws and regulations in respect of the distribution and sale of adult-use cannabis, cannabis products and cannabis accessories. The provincial and territorial regulatory frameworks relating to cannabis are complex and rapidly evolving, with provincial and territorial governments in Canada having taken different approaches to regulating cannabis and cannabis-related activities. The below summary is not intended to be an exhaustive, and does not address the regulations of any other jurisdiction. The Corporation continues to monitor regulatory developments and their impact on the Business, including the Corporation's proposed plans for further expansion and growth.

Federal Framework

On October 17, 2018, the Cannabis Act and the Cannabis Regulations came into force in Canada, replacing the Access to Cannabis for Medical Purposes Regulations and the Controlled Drugs and Substances Act as the governing Laws and regulations in respect of the production, processing, sale and distribution of cannabis for medical and adult recreational use.

The Cannabis Act provides a licensing and permitting framework for the cultivation, processing, importation, exportation, testing, packaging, labelling, sending, delivery, transportation, sale, possession and disposal of cannabis for adult recreational use, which is implemented by the Cannabis Regulations. Among other things, the Cannabis Act:

  Contains restrictions on the amounts of cannabis that individuals can possess and distribute, on public consumption and use.

  Prohibits the sale of cannabis unless authorized by the Cannabis Act.

  Permits individuals 18 years of age or older to cultivate, propagate, and harvest up to and including four (4) cannabis plants in their dwelling-house, propagated from a seed or plant material authorized by the Cannabis Act.

  Restricts (but does not strictly prohibit) the promotion and display of cannabis, cannabis accessories and services related to cannabinoids to consumers, including restrictions on branding and a prohibition on false or misleading promotion and on sponsorships.

  Permits the informational promotion of cannabis in specified circumstances to individuals 18 years of age and older (or any older age specified by applicable provincial legislation).

  Contains packaging and labelling requirements for cannabis and cannabis accessories.

  Prohibits the sale of cannabis or cannabis accessories in packaging or with labelling that could be appealing to young persons.

  Provides the designated Minister with the power to recall any cannabis or class of cannabis on reasonable grounds that such a recall is necessary to protect public health or public safety.

  Establishes the cannabis tracking and licensing system.

  Provides powers to designated inspectors for the purpose of administering and enforcing the Cannabis Act and a system for administrative monetary penalties.

The Cannabis Regulations, among other things:

  Provide for the issuance of cultivation licences for standard cultivation, micro-cultivation, and nursery cultivation, licences for standard processing and micro-processing, as well as sales licences for medical or non-medical use.

  Contain requirements for all cannabis products to be packaged in a tamper-evident and child-resistant manner.

  Require specified product information on cannabis product labels (such as the name of the party who packaged the products, the product lot number, and the THC and CBD content).

  Prohibit testimonials, lifestyle branding and packaging that is appealing to youth.

The Cannabis Act provides provincial and municipal governments the authority to prescribe regulations regarding retail and distribution, as well as the ability to alter some of the existing baseline requirements, such as increasing the minimum age for the purchase and consumption of cannabis. As of the date of this Prospectus, various provincial and municipal governments in Canada have enacted legislation to regulate the storefront and online sale of cannabis produced by Licensed Producers.

Provincial Framework

The following section provides a general overview of the applicable laws and regulations governing the retail sale and distribution of adult-use cannabis, cannabis products and cannabis accessories in the five key provinces within which the Corporation conducts the Business as at the date of this Prospectus.

Alberta

The Province of Alberta has passed two bills pertaining to the authorization and regulation of cannabis activities: (i) Bill 26, which received Royal Assent on December 15, 2017; and (ii) and Bill 6, which received Royal Assent on June 11, 2018. Bill 26 and Bill 6 both amend the GLCA. Bill 26 and Bill 6 were substantially proclaimed into force effective July 14, 2018. The remaining provisions came into force effective October 17, 2018, concurrent with the Cannabis Act and Cannabis Regulations. AR 13/2018 was published on February 16, 2018 and also came into force effective July 14, 2018. AR 13/2018 amended the Gaming, Liquor and Cannabis Regulation (GLCR).

The AGLC (re-named the Alberta Gaming, Liquor and Cannabis Commission, but retaining the same acronym) is responsible for managing provincial oversight of the private retail adult-use cannabis industry. The AGLC is exclusively authorized to purchase adult-use cannabis products from Licensed Producers, which it then distributes to licensed private retailers for sale from licensed premises. The AGLC is also responsible for issuing licences to private retailers authorizing the sale of adult-use cannabis products in accordance with the GLCA, the GLCR and the AGLC's policies and conditions. The GLCA authorizes the AGLC to establish policies, including in respect to the advertising and promoting of cannabis and cannabis retail licences. The AGLC Handbook sets out the AGLC's policies and guidelines related to cannabis retail licences.

The GLCA prohibits: (i) agreements between cannabis licensees and suppliers to sell or promote the sale of the supplier's cannabis, except as provided by the GLCR; (ii) individuals under the age of eighteen (18) from entering licensed premises or from purchasing or attempting to purchase, obtain or possess cannabis; (iii) the sale of adult-use cannabis products to an intoxicated person; and (iv) the use of a term commonly associated with medicine, health or pharmaceuticals including "pharmacy", "dispensary", "apothecary", "drug store", "medicine", "medicinal", "health", "therapeutic", or "clinic" in any signage for a licensed premises or the name of a licensee. The GLCA also prohibits issuance of a cannabis retail licence unless the sale of cannabis will be conducted as a separate business from any other activities of the applicant and in a location where only cannabis products, cannabis accessories (as defined in the Cannabis Act) or other prescribed items are sold.

In late 2021, the Legislative Assembly of Alberta passed legislation which will allow licensed cannabis retailers in Alberta to offer online sales and delivery of cannabis products effective March 8, 2022. Licensed cannabis retailers are required to apply to the AGLC to have their licences expanded to allow for online sales and must have their website approved by AGLC inspectors.

The GLCR sets out detailed rules regarding: (i) the ownership and operation of licensed cannabis retail stores; (ii) where such stores may be located; (iii) staffing, security and safety requirements for licensed stores; and (iv) the process for review and approval of applications for cannabis retail store licences. The GLCR prohibits a licensed cannabis retail store from being located within one hundred (100) metres of a provincial health care facility, a school, or land designated as a school reserve or municipal and school reserve; however, municipalities may expressly vary such restrictions on the location of cannabis retail stores in their land use by-laws.

The AGLC Handbook requires that only cannabis accessories that promote the responsible and legal storage and consumption of cannabis be sold at cannabis retail stores, and that the majority of sales of a retail cannabis store must be cannabis. Accessories that may not be sold at cannabis retail stores include consumable products other than cannabis, products intended to be mixed, applied or consumed with cannabis, organic solvents and products or promotional material related to the medical use of cannabis. The AGLC has published a list of cannabis accessories it considers to be approved for sale in licensed cannabis retail stores.

The GLCR initially prohibited the issuance of a licence if it would result in more than fifteen percent (15%) of the total number of issued retail cannabis licences in Alberta being held by one person or a group of persons having common control. However, that prohibition was lifted on October 17, 2020 and there is no longer a limitation on the number of cannabis licences that may be held by one person or a group of persons having common control.

Each municipality in Alberta is responsible for establishing its own land use and business licensing by-laws governing the issuance of development permits, building permits and business licences to prospective cannabis retail store licensees. Some municipalities have implemented a random selection process for determining the order and priority of review of initial cannabis retail store applications; others have adopted a first-come, first-served approach.

Most municipalities have adopted additional separation requirements beyond the GLCR requirements including separation requirements between competing cannabis retail stores, and between a cannabis retail store and other sensitive uses such as schools, hospitals, treatment centres, public parks and/or payday loan or pawn stores. Variances from the prescribed separation distances may, in some cases, be granted by the duly appointed development officer, or by the Subdivision and Development Appeal Board pursuant to the Municipal Government Act.

British Columbia

The Province of British Columbia has adopted two bills pertaining to the authorization and regulation of cannabis activities: Bill 30, the CCLA and Bill 31, the CDA both of which received Royal Assent on May 31, 2018 and were proclaimed into force on July 12, 2018, with the exception of certain provisions to come into force in accordance with regulations or certain other instruments. The CCLA (including regulations made thereunder such as the CLR) and CDA, provide the legal framework for adult-use cannabis sales in British Columbia.

In addition, the LCRB has provided guidance to the industry, including through the B.C. Cannabis Private Retail Licensing Guide, the BC Handbook, and the Marketing Terms and Conditions Handbook, all of which are regularly updated.

The CCLA and CLR regulate the possession, sale, promotion, supply and production of adult recreational use cannabis within British Columbia and provides the scheme for licensing and certain rules for the retailing of cannabis, including inducements. Three (3) classes of licences are established pursuant to this legislative regime: the Cannabis Retail Store Licence, which authorizes the sale of adult-use cannabis through a private retail store; the Producer Retail Store Licence, which authorizes a Licensed Producer to sell adult-use cannabis at a location that is adjacent or proximate to the federally-licensed area; and the Marketing Licence, which authorizes the licence holder to promote cannabis for the purpose of selling it.

The CCLA prohibits: (a) consumption of cannabis on school properties and in vehicles; (b) smoking and vaping cannabis anywhere that tobacco smoking and vaping are prohibited, in addition to playgrounds, sports fields, skate parks, and other places where children commonly gather; (c) public intoxication; (d) the sale of adult-use cannabis to an intoxicated person; (e) minors under the age of 19 from possessing, consuming, purchasing or attempting to purchase cannabis; and (f) vertical arrangements with Licensed Producers including exclusivity agreements and payments to promote, induce or further the sale of a particular class or brand of cannabis. The Lieutenant Governor in Council may also make regulations, including with respect to marketing, advertisement and promotion of cannabis or sponsorship involving advertising or promoting of cannabis or a licensee.

Under the CCLA and CDA, adult-use cannabis may be sold by both private and government‐owned retailers pursuant to licences to be awarded by the LCRB. The British Columbia Liquor Distribution Branch is the exclusive wholesaler responsible for distribution of cannabis products in British Columbia.

With the exception of the Producer Retail Store Licence, the CCLA prohibits the LCRB from issuing a licence to a person closely associated with a Licensed Producer such that they are likely to promote the sale of such Licensed Producer's cannabis products. The BC Handbook indicates that a cannabis retailer may not be permitted to sell a Licensed Producer's products if either the retailer or Licensed Producer holds a twenty percent (20%) or greater voting interest in the other, or if any person holds a twenty percent (20%) or greater voting interest in both the retailer and Licensed Producer. Relationships respecting a less than twenty percent (20%) voting interest must nonetheless be disclosed, and the LCRB must be satisfied that the retailer is not likely to promote the sale of cannabis of the Licensed Producer.

No maximum limit or target for the number of cannabis retail store licenses to be issued has been set in British Columbia; however, the Cannabis Licensing Regulation prohibits the LCRB from issuing a license to an applicant if it would result in the applicant or a group of related persons holding more than eight (8) retail store licenses.

No provincial requirements have been established for the location of cannabis retail stores. The LCRB defers to municipalities to set restrictions on the location of cannabis retail stores in their communities through land use by-laws.

The BC Handbook sets out detailed requirements for cannabis retail store licensees, including: (a) prohibitions on (i) associations with, use of the name of or joint advertising with another business, other than another licensed adult-use cannabis store - the BC Handbook specifically sets out restrictions on names that: (1) use the words "pharmacy", "apothecary" or "dispensary" (in a traditional or non-traditional spelling); (2) have graphics associated with a pharmacy (e.g. green cross); and (3) include language that encourages intoxication; (ii) customer loyalty programs; and (iii) in-store games or entertainment; and (b) restrictions on gift card programs. Though online sales of cannabis were initially not permitted, in August 2020 the provincial government amended the CCLA and its regulations to permit the sale of cannabis products online for pickup in store. Furthermore, beginning on July 15, 2021 the provincial government enacted further amendments to allow cannabis retailers to offer limited cannabis delivery services, providing appropriate identification and age verification procedures are complied with at the point of delivery.

The BC Handbook prohibits Licensed Producers or marketers from buying shelf space, offering weight discounts or other discounted product in exchange for marketing benefits. Cannabis retail stores must carry and make available to consumers a representative selection of brands of cannabis from a variety of suppliers that are not associated with or connected with each other. Cannabis retail stores are prohibited from selling snacks, tobacco or other items not related to cannabis.

Potential retailers are required to receive municipal government approval before the LCRB will issue a cannabis retail licence. Each municipality is responsible for implementing their own land use, development and business licensing by-laws, and the status of such efforts varies by municipality.

Ontario

On September 27, 2018, the government of Ontario tabled Bill 36, which received Royal Assent on October 17, 2018. Bill 36 enacted the CCA and CLA which created a licensing regime for privately-owned retail cannabis outlets administered by the AGCO. On November 14, 2018, the government of Ontario released the Ontario Cannabis Regulations.

The AGCO has also published the Registrar's Standards for Cannabis Retail Stores, pursuant to the rule- making authority and power to establish standards and requirements regarding advertising and promotional activities, training related to cannabis, security, and other matters granted to it under the CLA.

The legal age for possession and consumption of cannabis in Ontario is nineteen (19). Cannabis smoking or vaping is permitted anywhere that tobacco smoking or e-cigarettes is permitted in the province. Homegrown cannabis for personal use is permitted in accordance with the Cannabis Act.

Legislation authorizing private retail sales was not in place in Ontario upon the coming into force of the Cannabis Act on October 17, 2018. Consequently, adult-use cannabis was initially distributed in Ontario exclusively through online sales by government stores controlled by a provincial corporation known as the OCS, a subsidiary of the Liquor Control Board of Ontario, which had entered into supply agreements with a number of Licensed Producers. Following the implementation of private retail storefronts, the OCS maintained its monopoly as the exclusive distributor between Licensed Producers and retailers in the province. Licensed cannabis retail stores in Ontario are only permitted to sell cannabis products obtained from the OCS, cannabis accessories and items that relate in some direct way to cannabis or its use (such as an item that depicts cannabis or its use or is cannabis-themed), but not any food or drink that is not cannabis.

There are two types of licences and one type of authorization under the CLA; (i) Retail Store Operator Licence; (ii) Manager Licence; and (iii) a Retail Store Authorization. A cannabis retail store may only open once a Retail Store Authorization is received in respect of that specific location. Only applicants for or holders of an Operator Licence may apply for a Retail Store Authorization. In addition, any individual, other than the holder of the Operator Licence, acting in a management function within a cannabis retail store (e.g., supervising employees, overseeing sales, managing compliance issues) must obtain a Manager Licence.

Certain eligibility criteria must be met with respect to each licence and authorization. Retail Store Authorizations will not be issued for proposed locations that are within prescribed distances from schools or for locations within municipalities that have opted out of having cannabis stores located within their boundaries prior to January 22, 2019. The AGCO can also refuse an applicant if it is not satisfied that the applicant will exercise sufficient control (directly or indirectly) over its retail business, including over the premises, equipment and facilities.

On December 12, 2019, amendments to the Ontario Cannabis Regulations removed previous regional distribution limits and retail stores were permitted to be opened in all Ontario municipalities that have not "opted out" of the retail cannabis system. Effective September 1, 2021, a new limit was applied to how many Store Authorizations one retail store operator may hold, such that holders of an Operator Licence are now permitted to have up to seventy-five (75) stores. On February 7, 2022, the AGCO announced new updates to the Registrar's Standards for Cannabis Retail Stores regarding more detailed prohibitions around retailers accepting or requesting inducements from Licensed Producers, which came into effect on June 30, 2022.

Additional limits are imposed under the Ontario Cannabis Regulations on Licensed Producers. A corporation is not eligible to be issued an Operator Licence if more than twenty-five percent (25%) of the corporation is owned or controlled, directly or indirectly, by one or more Licensed Producers or their affiliates (as defined under the Ontario Cannabis Regulations). Licensed Producers themselves are permitted to apply to licence one cannabis retail store, but the store must be located at their production site.

In November 2020, in response to the COVID-19 pandemic, the Registrar's Standards for Cannabis Retail Stores were temporarily amended to allow cannabis retail stores to complete sales through curbside pick- up and delivery services. On October 7, 2021 the Ontario government announced proposed amendments to the CCA and CLA that would allow authorized cannabis retailers to provide curbside pick-up and delivery services on a permanent basis. Such amendments came into force on March 15, 2022.

Saskatchewan

The CCSA and the Cannabis Control (Saskatchewan) Regulations allow private cannabis retailers to sell cannabis, cannabis accessories and ancillary items in standalone storefront operations and deliver province-wide.

The SLGA is responsible for managing provincial oversight of the private retail adult use cannabis industry, including the issuance of private retail licences, private wholesale permits and the registration of Licensed Producers. The SLGA is not directly engaged in wholesale or retail distribution, or sales of adult-use cannabis.

Cannabis retailers in Saskatchewan are permitted to purchase cannabis from a Saskatchewan permitted wholesaler or retailer, or a Licensed Producer who is registered with the SLGA to sell to Saskatchewan retailers. The CCSA provides for the issuance of cannabis permits for the purchase, possession, sale, transport and distribution of cannabis and also provides for the prescription, from time to time, of the maximum number of cannabis permits of each class of permit that can be issued. The SLGA issues the following three classes of cannabis permits and registrations: Cannabis Retail Store Permits, which authorize the retail sale of cannabis for consumption and use off premises; Cannabis Wholesale Permits, which authorize the wholesale purchase and distribution of cannabis to holders of Cannabis Retail Store Permits (but not the general public); and the registrations to Licensed Producers authorizing them to ship directly from an existing warehouse facility to holder of a Cannabis Retail Store Permit or a Cannabis Wholesale Permit. Although the Government of Saskatchewan had previously implemented limits on the allocation of the number of cannabis retail licences amongst municipalities across the province, the SLGA moved to an open licensing framework effective September 2020.

The CCSA prohibits: (a) individuals under the age of nineteen (19) from entering licensed cannabis retail premises or purchasing (or attempting to purchase), possessing, consuming, selling or distributing cannabis; (b) the sale of adult-use cannabis to an intoxicated person; and (c) possession or consumption of cannabis at a school or childcare facility or at a campground for which a cannabis ban has been declared. The CCSA authorizes the SLGA to establish terms and conditions for cannabis permits, including respecting the display, packaging or promotion of cannabis, and authorizes municipalities to fully or partially opt out of any cannabis activities authorized by a cannabis permit. The CCSA does not establish requirements for the location of cannabis retail stores, and defers to municipalities to set restrictions on the location of cannabis retail stores in their communities through land use by-laws. The Lieutenant Governor in Council may also limit the maximum number of permits that may be issued.

The SLGA has released a Guide to Saskatchewan's Cannabis Retail, a Guide to Saskatchewan's Cannabis Wholesalers & LPs, and a Cannabis Regulatory Policy Manual.

Cannabis retail stores may only sell cannabis accessories and ancillary items that directly relate to cannabis, such as cannabis cookbooks, magazines and branded or themed apparel. A cannabis retailer may not sell tobacco products, lottery tickets, snack foods and beverages, products or equipment typically associated with the extraction of cannabinoids through the use of organic solvents, or other items that may encourage the overconsumption of cannabis, the consumption of illicit cannabis or the consumption of cannabis by minors. The SLGA has not issued a list of prohibited or permitted cannabis accessories or ancillary items.

The CCSA does not prohibit vertical integration or other close relationships between cannabis retailers and Licensed Producers. Rather, the SLGA explicitly authorizes a company to have an interest in both a producer and a retailer, and businesses that can demonstrate access to both supply and purchase commitments from Licensed Producers and permitted retailers are prioritized in the SLGA's review queue.

A permitted cannabis retail store may also sell its products online for delivery throughout the province using an approved delivery service or common carrier. Certain requirements apply to online sale, including proof of age of the recipient and that all sales must be made only to persons located in Saskatchewan.

Manitoba

Manitoba has legislated a hybrid public/private retail model for adult-use cannabis under the Liquor, Gaming and Cannabis Control Act and Manitoba Liquor and Lotteries Corporation Act) and the Manitoba Gaming Liquor and Cannabis Regulation and Manitoba Cannabis Regulation. Licensed private retailers operate all cannabis retail locations in Manitoba, selling cannabis supplied by MBLL. Licensed retailers in Manitoba are also authorized to conduct online sales. The LGCA is responsible for regulating Manitoba's cannabis industry. This includes licensing cannabis retail stores and distributors and ensuring that licensees comply with all regulatory requirements through regular inspections and audits.

The legislation establishes two categories of retail cannabis licence that may be issued by the LCGA. The Controlled-Access Licence and the Age-Restricted Licence. The Controlled-Access Licence authorizes the operation of a cannabis retail store that does not allow for customers to view or access cannabis until after purchase. The cannabis in a controlled-access store must be stored behind a counter or behind shelving with covers to prevent customers from viewing it. The Age-Restricted Licence authorizes the operation of a cannabis retail store that persons under the age of 19 are prohibited from entering. The interior of an age- restricted cannabis store must not be visible from outside of the store.

On June 1, 2020 Manitoba moved to Phase III of its retail cannabis framework, being an open-market for non-medical cannabis sales. In Phase III, the restrictions on who may apply for a retail cannabis licence and the lottery process have been eliminated in favour of a process that allows for any person or company to apply to establish a cannabis retail store in the province.

The Manitoba Cannabis Regulation sets out requirements for licensed retailers and distributors, including particulars of store security, store layout, sale transactions, record-keeping requirements, restrictions on promotion and advertising, online sales and so on. These regulations are supplemented by the Terms and Conditions published by the LGCA on September 13, 2018, with which retailers must comply.

MBLL applies a wholesale mark-up on adult-use cannabis, including a $0.75 per gram mark-up as a placeholder to the provincial share under the Canada-Manitoba Coordinated Tax Agreement, and a 9 percent mark-up applied on top of the $0.75 per gram. The Manitoba government also used to collect a cannabis retailer Social Responsibility Fee on the annual revenues from the sale of non-medical cannabis by all provincially-licensed cannabis retailers. On July 6, 2023, the Manitoba government proclaimed legislation under the Gaming and Cannabis Control Amendment Act (Social Responsibility Fee Repealed) eliminating the Social Responsibility Fee retroactively to January 1, 2022.

Manitoba has banned personal cultivation of cannabis, notwithstanding the provisions of the Cannabis Act that allow the cultivation of four plants per dwelling. Further, municipalities may hold plebiscites to prohibit the local sale of cannabis in that municipality (or to repeal such prohibition).

U.S. CANNABIS-RELATED ACTIVITIES DISCLOSURE

In accordance with Staff Notice 51-352, the below discussion is intended to assist readers in understanding the extent of the Corporation's involvement, and the risks inherent, in the U.S. cannabis industry, and address the disclosure expectations outlined in Staff Notice 51-352. In accordance with Staff Notice 51-352, the Corporation will evaluate, monitor and reassess this disclosure, and any related risks, on an ongoing basis and intends to supplement and amend the same to investors in public filings, including in the event of government policy changes or the introduction of new or amended guidance, Laws or regulations regarding cannabis regulation.

Although the Business activities are materially compliant with applicable State and local Law, strict compliance with State and local Laws with respect to cannabis-related activities may neither absolve the Corporation and/or its Subsidiaries of liability under U.S. federal Law, nor may it provide a defense to any federal proceeding which may be brought against the Corporation and/or its Subsidiaries.

Nature of Involvement in the U.S. Cannabis Industry

The Corporation indirectly derives a portion of its revenues from the cannabis industry in the U.S., which industry is illegal under U.S. federal Law. As at the date of this Prospectus, the Corporation and its Subsidiaries are not directly or indirectly engaged in the manufacture, importation, possession, use, sale or distribution of cannabis in the recreational or medical cannabis industry in the U.S. However, the Corporation and its Subsidiaries may be considered to have ancillary involvement in the U.S. cannabis industry in the following respects:

(a) in the U.S. cannabis industry at large, by virtue of the operations of Valiant Canada and Valiant, which involve the manufacture and distribution of branded smoking accessories and other alternative lifestyle products in the U.S.;

(b) in the U.S. cannabis industry at large, by virtue of the operations of the Grasscity Entities, Smoke Cartel, Daily High Club, and Dankstop, which involve the distribution of smoking accessories and cannabis lifestyle products (such as grinders, rolling papers, glass bongs, smoking pipes, oil rigs and bubblers), through Grasscity.com and smokecartel.com, in the U.S.;

(c) in the U.S. Hemp and Hemp-based industry, by virtue of the operations of the Grasscity Entities, FABCBD, and NuLeaf, which involve the distribution of Hemp-based CBD oils and capsules; CBD skin care products; CBD edibles and pet treats; CBD smoking accessories such as vaporizers and cartridges; and products that contain, for example, 10 mg of Delta-9 per serving, but less than 0.3% on a "dry weight basis," and which may elicit psychoactive effects in consumers in the same manner as Delta-9 THC derived from cannabis. Each of the foregoing products are only sold within States in which the sale of the products does not expressly violate the state-controlled substance Laws of the state(s) in which the applicable product(s) are sold; and

(d) in the U.S. Hemp industry, by virtue of the sale of cannabis seeds which contain less than 0.3% Delta-9 THC on a dry weight basis by the Grasscity Entities and Smoke Cartel.

On June 14, 2022, the Corporation, through its Subsidiaries decided to restart sales in certain states in the United States of products containing Hemp-derived cannabinoids, including Delta-8 and Delta-9, extracted from cannabis plants that the Corporation understands to meet the definition of "Hemp" under the 2018 Farm Bill. The Corporation does not currently sell products containing Delta-8, but continues to sell products containing Delta-9.  The legality of Delta-8 derived from Hemp is uncertain and varies from state to state, with some States banning the sale of products containing Delta-8. The DEA has issued a statement that some have interpreted as making Hemp-derived Delta-8 illegal, while it has issued other statements that some interpret to the contrary. Moreover, the DEA has announced additional rulemaking is forthcoming, that may impact Delta-8. Likewise, there is uncertainty regarding the legality of Hemp-derived intoxicating Delta-9 products under the CSA and other federal and state laws. As a result, there is a risk that the DEA, other federal agencies or state law enforcement authorities could consider Subsidiaries’ Delta-8 and Delta-9 products an illegal controlled substance under the U.S. CSA, the Federal Analogue Act, or respective state laws in the United States, which could subject the Corporation or its Subsidiaries to criminal or civil penalties.

Approximately 28% of the Corporation's assets, 22% of the Corporation's liabilities, and 17% of the Corporation's revenues for the financial year ended October 31, 2022 related to the U.S. cannabis industry.

Cannabis is Illegal under U.S. Federal Laws

In the U.S., cannabis is largely regulated at the state level with certain States having authorized the medical and/or adult use of, and activities relating to, cannabis under certain circumscribed circumstances. However, as at the date of this Prospectus, the cultivation, distribution, possession, and use of cannabis is illegal under U.S. federal Law pursuant to the U.S. CSA, subject to limited exceptions in respect of Hemp under certain circumscribed circumstances, discussed below (see "United States Federal Regulation of Hemp"). The U.S. CSA classifies cannabis as a Schedule I controlled substance with a high potential for abuse and no currently accepted medical use, which cannot be safely prescribed (the FDA has also not approved cannabis as a safe and effective drug for any indication as at the date of this Prospectus). Consequently, a range of activities, including cultivation and the personal use of cannabis, are prohibited by U.S. federal Law notwithstanding the existence of State-level Laws permitting such activities in respect of medical and/or adult use cannabis at the State-level in the U.S. Such activities, as well as attempting or conspiring to violate the U.S. CSA, or aiding and abetting in a violation of the U.S. CSA, are criminal acts under U.S. federal Law.

Enforcement of U.S. Federal Laws is a Significant Risk.

The Supremacy Clause establishes that the U.S. Constitution and federal Laws made pursuant to it are paramount, and in case of conflict between federal and State Law, the federal Law is paramount. In respect of the U.S. cannabis industry, the conflict between U.S. federal Law and state-level Laws amid the presence of the Supremacy Clause has significant implications for the U.S. cannabis industry at large. In particular, there is a significant risk that U.S. federal prosecutors may enforce U.S. federal Laws, or interpret Laws regarding Hemp differently than the Corporation, and seek to prosecute actors involved in activities related to cannabis in the U.S. despite the fact that such activities may be in compliance with applicable State-level Laws. Any enforcement of current U.S. federal Laws by U.S. federal prosecutors could cause significant financial damage to the Corporation and the shareholders of the Corporation.

United States Federal Regulation of Hemp

The 2018 Farm Bill became Law on December 20, 2018. Prior to this Law, all non-exempt cannabis parts grown in the U.S. were scheduled as a controlled substance under the U.S. CSA, and as a result, the cultivation of Hemp for any purpose in the U.S. without a Schedule I registration with the DEA was illegal, unless exempted by the 2014 Farm Bill. The passage of the 2018 Farm Bill materially changed federal Laws governing Hemp by removing Hemp from the U.S. CSA and establishing a federal regulatory framework for Hemp production. Among other changes, the 2018 Farm Bill: (a) explicitly amended the U.S. CSA to exclude all parts of the cannabis plant (including cannabinoids, derivatives, and extracts) containing a THC of not more than 0.3% Delta-9 on a dry weight basis from the definition of cannabis; (b) allows the commercial production and sale of Hemp in interstate commerce; and (c) establishes the USDA as the primary federal agency regulating the cultivation of Hemp in the U.S., while allowing states to adopt their own plans to regulate the same. The 2018 Farm Bill also creates a specific exemption from the U.S. CSA for THC found in Hemp. By defining Hemp to include its "cannabinoids, derivatives, and extracts," the DEA no longer has regulatory authority to interfere with the interstate commerce of Hemp products, so long as the DEA determines such products to meet the definition of Hemp as amended by the 2018 farm Bill and the Hemp and its derivatives were grown and processed by a person holding a license issued by either (i) USDA or a (ii) in a state with a USDA-approved Hemp plan, the applicable state agency. The provisions of the 2018 Farm Bill governing Hemp must be renewed by the U.S. in Congress, and are subject to amendment during this reauthorization process.

Despite the passing of the 2018 Farm Bill, there remains some ambiguity as to which products are considered lawful under federal Laws in the United States, including, without limitation (i) products containing CBD; (ii) products containing, for example, 10 mg of Delta-9 per serving, but less than 0.3% THC on a "dry weight basis," and which may elicit psychoactive effects in consumers in the same manner as Delta-9 THC derived from cannabis; and (iii) products containing Delta-8. Much of this ambiguity is due to federal Laws and regulations other than the 2018 Farm Bill and/or the U.S. CSA, including, without limitation, the DEA IFR, FDCA, and Federal Analogue Act, and the enforcement priorities (or lack thereof) of the federal agencies tasked with enforcing such Laws and regulations.

For example, on August 21, 2020, the DEA issued a DEA IFR concerning implementation of the 2018 Farm Bill. Even though the 2018 Farm Bill removed Hemp and THC in Hemp from scheduling under the U.S. CSA, the DEA IFR purports to clarify that material that exceeds 0.3% THC remains controlled in Schedule I of the U.S. CSA. Additionally, the DEA IFR states that the 2018 Farm Bill does not impact the control status of synthetically derived THC, for which the DEA claims that the amount of THC is not a determining factor in whether the material is a controlled substance. "Synthetically derived" is not defined in the DEA IFR. It is worth noting that many States have defined "synthetically derived" to include Delta-8. Further, in a public presentation in May of 2023, the Chief of DEA's Drug and Chemical Evaluation Section, stated that the DEA intends to propose new rules clarifying which types of cannabinoids are synthetic cannabinoids and therefore are prohibited controlled substances.

In addition, under the Federal Analogue Act, chemicals that are "substantially similar" to controlled substances and which have a "stimulant, depressant, or hallucinogenic effect on the central nervous system (CNS) that is substantially similar to or greater than" the controlled substance, are treated as controlled under U.S. federal law."

Finally, although the 2018 Farm Bill removes "Hemp" from the U.S. CSA, the 2018 Farm Bill does preserve the authority and jurisdiction of the FDA, under the FDCA, to regulate the manufacture, marketing, and sale of food, drugs, dietary supplements, and cosmetics, including products that contain Hemp extracts and derivatives, such as CBD. The FDCA will therefore continue to apply to Hemp-derived food, drugs, dietary supplements, cosmetics, and devices introduced, or prepared for introduction, into interstate commerce. As a producer and marketer of Hemp-derived products, the Corporation must comply with FDA regulations applicable to manufacturing and marketing of certain products, including food, dietary supplements, and cosmetics. However, the FDA has taken the position that it is unlawful to sell or market a dietary supplement or food containing CBD.

However, the FDA's enforcement actions to date have been limited to warning letters. Moreover, the FDA's warning letters citing FDA's prohibition on the sale or marketing of dietary supplements or foods containing CBD have primarily been sent to CBD companies who manufacture or sell CBD products that create severe health and safety risks by making disease claims (i.e., claims suggesting that a product is intended to treat, cure, or prevent diseases and ailments and/or affect the structure or function of the body) or structure/function claims (i.e., intended to affect the structure or any function of the body), such as a product's purported ability to treat or cure serious diseases and conditions like COVID-19, cancer, or diabetes.  By contrast, the FDA has not generally enforced against CBD companies with respect to companies whose CBD products are devoid of such claims. The FDA has sent similar letters to companies for selling products containing Delta-8.

In addition, the FDA has issued policy statements expressing concerns about Delta-8's psychoactive and intoxicating effects; noting that products containing Delta-8 have not been evaluated or approved by the FDA for safe use and may be marketed in ways that put the public health at risk; and highlighting that it has received adverse event reports involving products containing Delta-8.

In sum, despite the positive changes brought by the 2018 Farm Bill, there remain a number of considerations, potential changes in Laws, and uncertainties regarding the cultivation, sourcing, production and distribution of Hemp and products containing Hemp derivatives. Applicable Laws and regulations in the U.S. remain subject to change as there are different interpretations among federal, state and local regulatory agencies, legislators, academics and businesses with respect to the treatment of the importation of derivatives from exempted portions of the cannabis plant, the scope of operation of the 2014 Farm Bill and the 2018 Farm Bill, and the authorizations granted to 2018 Farm Bill-compliant Hemp growers and licensed Hemp-derived CBD or Delta-8 or Delta-9 producers. These different federal, state, and local agency interpretations touch on, among other things, the regulation of cannabinoids by the DEA, FDA and/or the FTC. These uncertainties likely cannot be resolved without further federal and state legislation, regulation or a definitive judicial interpretation of existing legislation and rules, and in the interim period, there continue to be several legal barriers to selling Hemp-derived products, including, but not limited to barriers arising from, (i) the fact that Hemp and cannabis are both derived from the cannabis plant, (ii) the rapidly changing patchwork of state Laws governing Hemp and Hemp-derived products, (iii) the lack of FDA approval for CBD as a Lawful food ingredient, food additive or dietary supplement, (iv) the uncertain legal status of Delta-8 products, as well as products containing, for example, 10 mg of Delta-9 per serving, but less than 0.3% THC on a "dry weight basis," and which may elicit psychoactive effects in consumers in the same manner as Delta-9 THC derived from cannabis, and (v) what legally constitutes a "synthetically derived" Hemp derivative.

In addition to the above federal considerations, many States have enacted Laws and regulations prohibiting the production, distribution, and/or sale of certain Hemp-derived products or regulating the production, sale, distribution and marketing of such Hemp-derived products.

The Corporation derives a substantial portion of its revenue from the sale of what it understands to be Hemp. Nevertheless, the uncertainty involving federal and state Laws and regulations creates a risk of enforcement of current or future U.S. federal Laws by U.S. federal prosecutors, or companion state Laws by state prosecutors. Such enforcement could cause significant financial damage to the Corporation and the shareholders of the Corporation.

History of Legal Developments in the U.S. Cannabis Industry

In the U.S., cannabis containing in excess of 0.3% THC on a dry-weigh basis is categorized as a Schedule 1 controlled substance and is illegal under U.S. federal Law, specifically the U.S. CSA. Even in States that have legalized the use of cannabis and its sale, such activities and certain related activities remain in violation of U.S. federal Law that is punishable by imprisonment, substantial fines, and forfeiture. However, although federally illegal, the U.S. federal government's approach to enforcement of the U.S. CSA has, at least until recently, trended toward non-enforcement. Notably, on January 6, 2022, DEA stated in a letter that "marijuana seed that has as delta-9-tetrahydrocannabinol concentration of not more than 0.3 percent on a dry weight basis meet the definition of "Hemp" and thus is not controlled under the CSA". Therefore, while the cannabis seed may eventually grow into a plant categorized as "marijuana" under the U.S. CSA, the DEA's January 6, 2022 letter suggests that the seed itself is not federally illegal, as long as the seed contains less than 0.3% Delta-9 THC on a dry weight basis.  Importantly, the January 6, 2022 letter is non-biding guidance.

The Cole Memorandums

In August 2013, then Deputy Attorney General James Cole authored a memorandum (the "Cole Memorandum"), which outlined the priorities for the DOJ relating to the prosecution of cannabis offenses. The Cole Memorandum acknowledged that, notwithstanding the designation of cannabis as a controlled substance at the federal level in the U.S., several States had enacted Laws relating to cannabis for medical purposes. In particular, the Cole Memorandum noted that in jurisdictions that have enacted Laws legalizing cannabis in some form and implemented strong and effective regulatory and enforcement systems to control the cultivation, distribution, sale and possession of cannabis, conduct in compliance with those Laws and regulations is less likely to be a priority at the federal level. In light of limited investigative and prosecutorial resources, the Cole Memorandum concluded that the DOJ should be focused on addressing only priority cannabis-related conduct to enforce the U.S. CSA. States where medical cannabis had been legalized were not characterized as a priority. The enforcement priorities of the Cole Memorandum were reaffirmed, again, in a 2014 memorandum of the U.S. Department of Justice (the "2014 Cole Memorandum").

The Sessions Memorandum

On January 4, 2018, former U.S. Attorney General Jeff Sessions issued the Sessions Memorandum, which rescinded previous guidance from the U.S. Department of Justice specific to cannabis enforcement in the U.S., including the Cole Memorandum and the 2014 Cole Memorandum. While the Sessions Memorandum does not indicate that the prosecution of cannabis-related offenses is now priority for the DOJ, in rescinding the Cole Memorandum and the 2014 Cole Memorandum, the Sessions Memorandum granted U.S. federal prosecutors' discretion in determining whether or not to prosecute cannabis and cannabis-related violations of U.S. federal Law.

In the event that U.S. federal prosecutors exercise their discretion and pursue prosecutions against the Corporation, alleging cannabis and cannabis-related violations of U.S. federal Law, then the Corporation could potentially face (i) the arrest of its employees, directors, officers, managers and investors, (ii) charges of ancillary criminal violations of the U.S. CSA, for federal money laundering, racketeer influenced and corrupt organizations act violations, and aiding and abetting and conspiring to violate the U.S. CSA by virtue of providing financial support, services, or goods to participants in the cannabis industry, including State-licensed or permitted cultivators, processors, distributors, and/or retailers of cannabis, (iii) restrictions on the entry of employees, directors, officers, managers and investors who are not U.S. citizens from entry into the U.S. for life, or (d) suspension of its U.S. business operations.

The Biden Administration

Former U.S. Attorney General Jeff Sessions resigned on November 7, 2018, at the request of former U.S. President, Donald Trump. Following Mr. Sessions' resignation and the brief tenure of Matthew Whitaker as Acting U.S. Attorney General, William Barr was confirmed as the U.S. Attorney General on February 14, 2019. Mr. Barr resigned as Attorney General on December 23, 2020. President Biden nominated federal judge Merrick Garland to serve as his Attorney General. During his confirmation hearings in the Senate on February 22, 2021, now Attorney General Mr. Garland confirmed that he would not prioritize pursuing cannabis prosecutions in States that have legalized and that are regulating the use of cannabis, both for medical and adult use. On March 11, 2021, Mr. Garland was sworn in as U.S. Attorney General. President Biden issued a statement on October 6, 2022 announcing a pardon of prior Federal offenses of simple possession of cannabis, encouraging state governors to issue pardons for equivalent state-level offenses, and requesting the Secretary of Health and Human Services and Mr. Garland to review the classification of cannabis under the U.S. CSA. Mr. Garland testified on March 1, 2023 before the Senate Judiciary Committee that the enforcement priorities for the DOJ relating to the prosecution of cannabis offenses going forward would be very similar to those outlined by the Cole Memorandum. It is unclear what impact, if any, the new administration will have on U.S. federal government enforcement policy on cannabis. Nonetheless, there is no guarantee that the position of the DOJ will not change.

Unless and until the Congress amends the U.S. CSA with respect to medical and/or adult use cannabis (and there can be no assurance as to the timing or scope of any such potential amendments, if any), there is a significant risk that federal authorities may enforce current U.S. federal Law. If the U.S. federal government begins to enforce U.S. federal Laws relating to cannabis in states where the sale and use of cannabis is currently legal, or if existing applicable state Laws are repealed or curtailed, any such occurrence could have a Material Adverse Effect.

There can be no assurance that State Laws which removed cannabis from state-controlled substances Laws and regulate the sale and use of cannabis will not be repealed or overturned, or that local governmental authorities will not limit the applicability of State Laws within their respective jurisdictions.

The Leahy Amendment and Medical Cannabis

Although the Cole Memorandum and 2014 Cole Memo have been rescinded, one legislative safeguard for the medical cannabis industry remains in place in the U.S. Since 2014, the Congress has passed appropriations bills which included provisions to prevent the federal government from using congressionally appropriated funds to enforce U.S. federal Cannabis Laws against regulated medical cannabis actors operating in compliance with state and local Law (currently the "Leahy Amendment", but also sometimes referred to as the Rohrabacher-Farr Amendment" or the "Joyce-Leahy Amendment").

The Leahy Amendment was included in the fiscal year 2019 omnibus appropriations bill signed by former U.S. President, Donald Trump on February 15, 2019, to prevent the U.S. federal government from using congressionally appropriated funds to enforce federal Cannabis Laws against regulated medical cannabis actors operating in compliance with state and local Law. This extended the Leahy Amendment until September 30, 2019. On September 27, 2019, former President Trump signed a continuing resolution to fund the government through November 21, 2019, to prevent a government shutdown. On December 20, 2019, the Further Consolidated Appropriations Act, 2020 was passed, which authorizes appropriations to fund the operation of certain agencies in the U.S. federal government through September 30, 2020. On September 30, 2021, the Leahy Amendment was renewed through the signing of the Extending Government Funding and Delivering Emergency Assistance Act, which remained in effect until December 3, 2021.  On December 3, 2021, President Biden signed "Further Extending Government Funding Act" into Law which includes a short-term continuing resolution that provides fiscal year 2022 appropriations to Federal agencies through February 18, 2022; additional continuing resolutions extended the appropriations to March 11, 2022 and again to March 15, 2022. On March 15, 2022, Congress passed the "Consolidated Appropriations Act, 2022" maintaining the medical marijuana protections through September 30, 2022. On September 30, 2022, another continuing resolution was passed through December 16, 2022, which was ultimately extended until December 30, 2022. On December 29, 2022 the "Consolidated Appropriations Act, 2023" become law, extending the medical marijuana protections to September 30, 2023.

There can be no assurance that the Leahy Amendment will be included in future appropriations bills or that there will not be a shutdown of the U.S. federal government in the future (amid which shutdown, drug enforcement administration agents and U.S. federal prosecutors will be free to operate without any restriction otherwise imposed by the spending bill regarding interference with the medical cannabis industry). In the event of any such occurrence, there can be no assurance that the U.S. federal government will not seek to prosecute cases involving medical cannabis business that are otherwise compliant with U.S. state Laws. Further, even if the Leahy Amendment is included in future appropriations bills, it is important to note that the Leahy Amendment provides no protection against businesses operating in compliance with a U.S. state's adult-use Cannabis Laws.

Recap and Summary

Cannabis remains illegal under federal Law in the U.S. However, despite the current state of U.S. federal Law, several States (including states within which the Corporation might indirectly derive a portion of its revenues from) have legalized recreational adult use of cannabis. In addition, well over half of the States have enacted legislation to legalize and regulate the sale and use of medical cannabis without limits on cannabis derived THC, while other States have legalized and regulated the sale and use of medical cannabis with strict limits on the levels of cannabis derived THC.

The conflict between U.S. federal Law and U.S. state-level Laws amid the presence of the Supremacy Clause, described above, has significant implications for the U.S. cannabis industry at large and for the Corporation. First, notwithstanding the existence of U.S. state-level Laws permitting medical and/or recreational cannabis activities, and notwithstanding the fact that the Corporation, or industry partners may be in compliance with such U.S. state-level Laws, there is a significant risk that U.S. federal prosecutors may enforce U.S. federal Laws, or interpret Laws regarding Hemp differently than the Corporation, and seek to prosecute actors involved in activities related to cannabis. Any enforcement of current U.S. federal Laws by U.S. federal prosecutors could cause significant financial damage to the Corporation and the shareholders of the Corporation. Violations of any U.S. federal Laws and regulations could result in significant fines, penalties, administrative sanctions, convictions or settlements arising from civil proceedings conducted by either the U.S. federal government or private citizens, or criminal charges, including, but not limited to, disgorgement of profits, cessation of business activities or divestiture. This could have a Material Adverse Effect and may affect the Corporation's reputation and ability to conduct business, its financial position, operating results, profitability or liquidity or the market price of its publicly traded securities. In addition, it is difficult to estimate the time or resources that would be needed for the investigation of any such matters or its final resolution because, in part, the time and resources that may be needed are dependent on the nature and extent of any information requested by the applicable authorities involved, and such time or resources could be substantial.

Second, insofar as the activities of the Corporation relate to Hemp, there remain a number of considerations, potential changes in Laws, and uncertainties regarding the cultivation, sourcing, production and distribution of Hemp and products containing Hemp derivatives. Applicable Laws and regulations in the U.S. remain subject to change as there are different interpretations among federal, state and local regulatory agencies, legislators, academics and businesses with respect to the treatment of the importation of derivatives from exempted portions of the cannabis plant, the scope of operation of the and 2018 Farm Bill, and the authorizations granted to 2018 Farm Bill-compliant Hemp growers and licensed Hemp-derived CBD producers. These different federal, state and local agency interpretations, as discussed above, touch on the regulation of Hemp products by the FDA and the extent to which imported derivatives, and/or 2018 Farm Bill-compliant cultivators and processors may engage in interstate commerce, whether under federal and/or state Law. If existing applicable state or federal Laws in respect of Hemp in the U.S. are repealed or curtailed, or otherwise interpreted in a manner adverse to the activities of the Corporation as they relate to Hemp, any such occurrence could have a Material Adverse Effect.

In addition, described more fully in the section titled "Risk Factors - Discretion in the Use of Proceeds," the Corporation has decided to (i) start the sale of products containing, for example, 10 mg of Delta-9 per serving, but less than 0.3% THC on a "dry weight basis," and which may elicit psychoactive effects in consumers in the same manner as Delta-9 THC derived from cannabis, and (ii) the sale of cannabis seeds. The foregoing decisions could have a Material Adverse Effect.

There can be no guarantee that U.S. state Laws legalizing and regulating the sale and use of cannabis or Hemp will not change or be repealed or overturned, or that local government authorities in the U.S. will not limit the applicability of U.S. state Laws within their respective jurisdictions. There is a significant risk that future developments in the U.S. cannabis industry could result in third-party service providers suspending or withdrawing services essential to the Corporation to continue operations in the U.S., and a significant risk that regulatory bodies may impose certain restrictions on the Corporation's ability to operate in the U.S.

Ability to Access Capital

The continued development of the Corporation's U.S. operations may require additional financing. The failure to raise such capital could result in the delay or indefinite postponement of the Corporation's current business strategy in the U.S. or the Corporation ceasing to carry on business in the U.S. There can be no assurance that additional capital or other types of financing will be available if needed or that, if available, the terms of such financing will be favourable to the Corporation. Specifically, given the current Laws regarding cannabis at the federal level in the U.S., traditional bank financing is typically not available to issuers engaged in the U.S. cannabis industry. The federal illegality of cannabis in the U.S. means that financial transactions involving proceeds generated by cannabis-related conduct can form the basis for prosecution under several U.S. statutes, including money laundering statutes. As a result, the Corporation may not be able to secure financing on terms acceptable to it, or at all.

In the event that the Corporation raises funds to support its U.S. operations through the issuances of equity or convertible debt securities, existing shareholders of the Corporation could suffer significant dilution, and any new equity securities issued could have rights, preferences and privileges superior to those of holders of Common Shares. In addition, from time to time, the Corporation may enter into transactions to acquire assets or the shares of other companies in furtherance of its U.S. operations. These transactions may be financed wholly or partially with debt, which may temporarily increase the Corporation's debt levels above industry standards. Any debt financing secured in the future could involve restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult for the Corporation to obtain additional capital and to pursue business opportunities, including potential acquisitions.

Table of Concordance

In accordance with Staff Notice 51-352, the following is a table of concordance, which is intended to assist readers in identifying those parts of this Annual Information Form that address the disclosure expectations outlined in Staff Notice 51-352. Unless otherwise indicated, all cross references in the below table of concordance refer to subheadings under the heading "U.S. Cannabis-Related Activities Disclosure".

Industry Involvement	Specific Disclosure Necessary to Fairly Present All Material Facts, Risks and Uncertainties	Cross References / Notes
All Issuers with U.S. Cannabis-Related Activities	Describe the nature of the issuer's involvement in the U.S. cannabis industry and include the disclosures indicated for at least one of the direct, indirect and ancillary industry involvement types noted in this table.	See: "Nature of Involvement in the U.S. Cannabis Industry"
	Prominently state that cannabis is illegal under U.S. federal Law and that enforcement of relevant Laws is a significant risk.	See: "Nature of Involvement in the U.S. Cannabis Industry" "Cannabis is Illegal under U.S. Federal Laws" "Recap and Summary"
	Discuss any statements and other available guidance made by federal authorities or prosecutors regarding the risk of enforcement action in any jurisdiction where the issuer conducts U.S. cannabis-related activities.	See: "History of Legal Developments in the U.S. Cannabis Industry"
	Outline related risks including, among others, the risk that third-party service providers could suspend or withdraw services and the risk that regulatory bodies could impose certain restrictions on the issuer's ability to operate in the U.S.	See: "Nature of Involvement in the U.S. Cannabis Industry" "Cannabis is Illegal under U.S. Federal Laws" "History of Legal Developments in the U.S. Cannabis Industry" "Recap and Summary"

Industry Involvement	Specific Disclosure Necessary to Fairly Present All Material Facts, Risks and Uncertainties	Cross References / Notes
	Given the illegality of cannabis under U.S. federal Law, discuss the issuer's ability to access both public and private capital and indicate what financing options are / are not available in order to support continuing operations.	See: "Ability to Access Capital"
	Quantify the issuer's balance sheet and operating statement exposure to U.S. cannabis-related activities.	Approximately 28% of the Corporation's assets, 22% of the Corporation's liabilities, and 17% of the Corporation's revenues for the financial year ended October 31, 2022 related to the U.S. cannabis industry.
	Disclose if legal advice has not been obtained, either in the form of a legal opinion or otherwise, regarding (a) compliance with applicable state regulatory frameworks and (b) potential exposure and implications arising from U.S. federal Law.	The Corporation has received legal advice from U.S. attorneys regarding (i) compliance with applicable U.S. State regulatory frameworks and (ii) potential exposure and implications arising from U.S. federal Law. The Corporation and its U.S. counsel continue to monitor compliance carefully on an ongoing basis.
U.S. Cannabis Issuers with direct involvement in cultivation or distribution	Outline the regulations for States in which the issuer operates and confirm how the issuer complies with applicable licensing requirements and the regulatory framework enacted by the applicable U.S. state.	N/A
	Discuss the issuer's program for monitoring compliance with U.S. state Law on an ongoing basis, outline internal compliance procedures and provide a positive statement indicating that the issuer is in compliance with U.S. state Law and the related licensing framework. Promptly disclose any non-compliance, citations or notices of violation which may have an impact on the issuer's licence, business activities or operations.	N/A
U.S. Cannabis Issuers with indirect involvement in cultivation or distribution	Outline the regulations for States in which the issuer's investee(s) operate.	N/A
	Provide reasonable assurance, through either positive or negative statements, that the investee's business is in compliance with applicable licensing requirements and the regulatory framework enacted by the applicable U.S. state. Promptly disclose any noncompliance, citations or notices of violation, of which the issuer is aware, that may have an impact on the investee's licence, business activities or operations.	N/A

Industry Involvement	Specific Disclosure Necessary to Fairly Present All Material Facts, Risks and Uncertainties	Cross References / Notes
U.S. Cannabis Issuers with material ancillary involvement	Provide reasonable assurance, through either positive or negative statements, that the applicable customer's or investee's business is in compliance with applicable licensing requirements and the regulatory framework enacted by the applicable U.S. state.	The Corporation takes commercially reasonable steps to (i) regularly monitor the development of applicable federal and state Laws within the U.S., licensing requirements and regulatory frameworks, (ii) engage U.S. legal counsel, where appropriate, to ensure it is operating in compliance with all applicable Laws and permits, and (ii) ensure that all third parties with which the Corporation engage in business dealings with are in compliance with the applicable cannabis regulatory framework enacted by the applicable State.

The Corporation believes that it is, and to the best of its knowledge, believes that each third party with which it has a working business relationship is, as at the date of this Prospectus, in compliance with the applicable cannabis regulatory framework in the States in which it operates.

U.K. CBD ACTIVITIES DISCLOSURE

Background to the CBD/Wellness Industry

CBD is derived from the Hemp plant which is a species of the cannabis genus. Hemp generally has a high CBD content and a low THC content. In 1973, a protocol amended the United Nations Single Convention on Narcotic Drugs 1961, pursuant to which it was recommended that industrial Hemp (non-drug related cannabis) should not be classified as a narcotic substance. Consequently, U.K. and European Union agricultural policies currently permit the cultivation of certain approved varieties of Hemp with a THC content not exceeding 0.2%.

As a result of its cannabinoid composition, high volumes of CBD oil are capable of being extracted from the Hemp plant. However, the Home Office prevents the extraction of CBD oil in the U.K., as Hemp farmers are prevented from using the bud and flower of the plant. These are the areas of the plant which yield the highest quality and largest volume of CBD. Due to this restriction, all of the CBD in the U.K. is imported, mainly from the U.S. and Europe. Although the Home Office does not allow extraction to take place in the U.K., CBD oils can lawfully be brought into and sold in the U.K. provided that the controlled cannabinoid content observes the limit set out in Regulation 2 of the MDR 2001.

The sale of CBD products is now widespread in the U.K. and European Union, and such products are predominantly available for sale online, and in specialist health food shops such as Holland & Barrett. CBD products are thought to provide therapeutic benefits without the intoxicating effects commonly associated with other cannabis products and in particular, THC.

CBD has widespread potential for commercial use in that it can be ingested as oils or edibles and inhaled in vape products. CBD can also be infused into cosmetics and topical creams.

For a number of years, the CBD industry in the U.K. and European Union has been relatively unregulated. However, due to the increasing popularity of the products, the legislative framework in the U.K. and European Union has developed substantially to ensure the quality and safety of CBD products being sold to consumers. The industry is closely monitored by a number of regulators to ensure that the general policy restricting the sale of certain narcotics, and specifically THC, is maintained. Any company failing to comply with the restrictions in relation to controlled cannabinoids can expect to face a range of criminal penalties for contraventions of national narcotics legislation.

Application of POCA to CBD Business

POCA makes it a criminal offence to handle funds derived from criminal conduct. Such offence relates to criminal conduct taking place in the U.K., but also extends to business activities undertaken lawfully overseas, but which would constitute an offence if they occurred in the U.K.

The global cannabis industry can be segregated into three distinct sectors: CBD wellness, medicinal cannabis and recreational cannabis. Both CBD wellness and medicinal cannabis activities are legal in the U.K. Therefore, income derived from such activities undertaken lawfully overseas should not create any risk of an offence under POCA.

The use of cannabis for recreational purposes is not legal in the U.K. Therefore, income derived from recreational cannabis business activities undertaken in overseas jurisdictions would if undertaken by the Corporation risk a breach of the relevant provisions of POCA, even if such business activities were lawful in such overseas jurisdiction.

Failure to monitor and control funds derived from recreational cannabis activities overseas, could result in intervention by the NCA. It is a risk that the Board has taken very seriously and the Board will continue to do.

CBD/Wellness Business Activities in the U.K.

The principal legislation which will governs CBD/Wellness Activities in the U.K. is set out as follows:

MDA and MDR 2001

The MDR 2001 were created pursuant to section 7(1) of the MDA to regulate the availability of controlled substances in the U.K. Such substances are identified in Schedule 1 of the MDR 2001. Generally, a Schedule 1 controlled substance cannot be sold in or into the U.K. with or without a licence.

A substance identified in Schedule 2 of the MDR 2001 may, provided that it satisfies certain conditions, be sold legally in or into the U.K. with a licence issued by the Home Office.

In the U.K., cannabis is classified as a Class B controlled drug under Part II, Schedule 2, of the MDA. It is also listed in Schedule 1 to the MDR 2001 and designated under the Misuse of Drugs (Designation) (England, Wales and Scotland) Order 2015. As such, it is unlawful to possess, supply, produce, import or export this drug except under a Home Office licence. It is also an offence to cultivate any plant of the genus Cannabis except under a Home Office licence.

Pure CBD is not a "controlled substance" or "controlled drug" pursuant to the MDR 2001 and is therefore unregulated in the U.K., so that in principle it can lawfully be imported and sold in the U.K. without a licence.

However, although pure CBD is not regulated by the MDR 2001 it is generally accepted that CBD products will contain trace elements of controlled cannabinoids such as THC. A CBD product containing a substance or drug which is controlled under Schedule 2 will itself be deemed to be "controlled" and will require a Home Office licence before importation, commercialisation or sale to the public in the U.K. unless it falls within certain recognised exemptions.

Regulation 2 of the MDR 2001, provides that some products may, in limited circumstances, be considered 'exempt' from control, notwithstanding their 'controlled drug' content.

Pursuant to Regulation 2:

An "exempt product" means a preparation or other product consisting of one or more component parts, any of which contains a controlled drug, where-

a) the preparation or other product is not designed for administration of the controlled drug to a human being or animal;

b) the controlled drug in any component part is packaged in such a form, or in combination with other active or inert substances in such a manner, that it cannot be recovered by readily applicable means or in a yield which constitutes a risk to health; and

c) no one component part of the product or preparation contains more than one milligram of the controlled drug or one microgram in the case of lysergide or any other N-alkyl derivative of lysergamide.

To meet the criteria of an exempted product all three limbs of the definition must be met:

The preparation or other product is not designed for administration of the controlled drug to a human being or animal;

The CBD products are marketed and sold as wellness products and their packaging contains the following warning: 'This product is not intended to diagnose, treat, cure or prevent any disease.' They are therefore clearly not being sold for medicinal use.

The controlled drug in any component part is packaged in such a form, or in combination with other active or inert substances in such a manner, that it cannot be recovered by readily applicable means or in a yield which constitutes a risk to health;

The Home Office has issued formal guidance in respect of CBD and cannabinoids which provides that the 1mg rule means '1mg per container'. Whether the container is small or large, the maximum amount of controlled cannabinoid content is 1mg.

CBD products are sold in 10ml bottles. 1mg of controlled cannabinoids in a 10ml container equates to 0.01% THC content per container. That means the controlled cannabinoid content of the packaged products will be exceptionally low.

The packaging of the CBD products contains a warning that the consumer should not exceed a daily dose of 70mg CBD.

No one component part of the product or preparation contains more than one milligram of the controlled drug or one microgram in the case of lysergide or any other N-alkyl derivative of lysergamide;

The CBD products are heavily remediated during the manufacturing process to remove any controlled cannabinoid content. Any trace cannabinoid content left in the products is at such a minute level that they cannot be readily recovered, or even be detected by the most sophisticated laboratories. The Board believe that it is not scientifically or technologically possible to remediate these samples any further in private business operations. All the CBD products are regularly tested by third party specialist laboratories to ensure that controlled cannabinoids are at non-detectable levels and that the composite amount of controlled cannabinoid content will be below 1mg in a 10ml container.

CBD products can be distributed and/or sold commercially in the U.K. without the requirement for a Home Office controlled drugs licence on the basis that they fall within the definition of an 'exempted product' under the MDR 2001.

Novel Foods

In 2015, the European Parliament and the European Council implemented the NFR on Novel Foods. The NFR defines a 'Novel Food' as any substance or product ingested by humans that was not used for human consumption to a significant degree within the European Union before May 15, 1997 and which falls within one of the specified categories amounting to a 'Novel Food', including (but not limited to) a food with a new or intentional modification ("Novel Food").

Under the NFR, Novel Foods must be authorised and included in the "Union List" before they can be marketed or used in foods sold in the European Union. The NFR provide for a centralised assessment and authorisation procedure for registering new Novel Foods including a risk assessment on the product's safety by the European Food Safety Authority, which assesses the compositional, nutritional, toxicological and allergenic properties of the product as well as its production processes and its proposed use and levels of use.

The NFR are only applicable to ingestible products. An ingestible product is any substance or product, whether processed, partially processed or unprocessed, intended to be or reasonably expected to be ingested by humans. This will include products which are ingested orally. Certain products are excluded from the Novel Foods regime as they are not ingested. Inhalation is not ingestion, and therefore vape products are not subject to the Novel Foods regime.

For the same reason cosmetic products are also not subject to the Novel Foods regime.

The European Union maintains a Novel Foods "catalogue", which is a non-legally binding database which lists foods whose Novel Foods status is based on information provided by the European Union member states. The catalogue contains an entry for cannabinoids which therefore categorises ingestible products containing cannabinoids, including CBD, as a Novel Food.

As the catalogue is advisory only, it is left to individual member states as to whether they choose to implement the Novel Foods regime and processes for any food entered in the catalogue. To date, no CBD ingestible product has been authorised and included on the 'Union List' according to the processes outlined in the NFR.

The U.K. left the European Union on January 31, 2020 and on February 13, 2020, the  FSA issued guidance as to the safe use of CBD products and confirmed that (a) compliance with the Novel Foods regime would be required for ingestible CBD products to be sold lawfully in the U.K.; and (b) the safety analysis required to compile a Novel Foods dossier submission for authorisation of CBD products as ingestibles in the U.K. would be the same as set out in the NFR. However, the route to compliance for the U.K. would be substantially different to that of the European Union.

Novel foods, like CBD food products, must be authorized before they are put on the market to ensure they have been through an independent safety assessment. Applications for authorization of CBD food products are required as these products are considered a novel food having no history of consumption before May 1997.

Under the U.K.'s Novel Foods regime, full marketing authorisation is required before CBD ingestible products can be lawfully sold in the U.K. Obtaining full marketing authorisation is a lengthy and expensive process. To allow existing CBD businesses to continue trading while seeking Novel Foods authorisation, the FSA has provided an exemption to allow existing CBD businesses to continue to sell their ingestible products in the U.K. while their Novel Foods submissions are being considered.

To benefit from the FSA exemption, existing CBD businesses in the U.K. market must satisfy two criteria:

1. their ingestible products must have been included in a Novel Foods dossier submitted to the FSA prior to March 31, 2021; and each product included in the dossier must have been on sale in the U.K. prior to February 13, 2020; and

2. To ensure its compliance with the FSA's Novel Foods regime a CBD company can engage its supplier to make a dossier submission to the FSA. Under the FSA regime, there is no requirement for the company to make its own submission. It is acceptable for the company's products to be named in its supplier's dossier submission. This was confirmed by the FSA in March 2021 in their website update which stated that authorization applied to products and were not specific to applicants:

"The authorisation itself is not specific to the applicant and the final product may be branded in different ways." (https://www.food.gov.uk/business-guidance/cannabidiol-cbd )

On March 31, 2022, the FSA published a list of CBD food products on sale in England and Wales which have a credible application for authorization. The FSA has recommended that the CBD products on the list marked as 'Validated' or 'Awaiting evidence' may stay on the market in England and Wales, pending further consideration. Any products which do not appear on the list or are marked as 'Removed' must be withdrawn from the market, as the related novel food application/dossier has not been submitted or has been deemed unsuitable for progressing to authorization.

The FSA's CBD product list applies to England and Wales only.

The FSA is shortly expecting to receive significant scientific evidence from the applicants on the list from which to assess safety of the relevant product.  Applications must go through a full risk assessment and, if successful, risk management process before a recommendation on authorisation can be made. For those products whose applications are successful, authorisation is expected later in 2023, although the FSA has not provided any timeline.

The list is updated regularly by the FSA to reflect the status of the products in the process.

Inclusion of a CBD product on the list does not mean it is authorized, only that the applicant is seeking authorization.

Further, a validated application does not mean that the application will be authorized.

Products which do not appear on the list may not lawfully be sold in the U.K. and outlets which do so risk enforcement action by their local authority:

"Local authorities are responsible for enforcing the legislation but we have asked that they take account of the products on the list as suppliers of such products have shown an interest in moving towards compliance. We expect companies which have not applied for authorisation or those rejected from the process to withdraw their products from the market voluntarily. If this does not happen, local authorities can use the list to inform their enforcement decisions."

https://www.food.gov.uk/business-guidance/cbd-products-linked-to-novel-food-applications

The FSA's guidance makes it clear that the FSA does not consider non-ingestible CBD products, such as cosmetics and vapes, as falling within the scope of the FSA's Novel Foods regime.

MHRA Guidelines

The MHRA issued a statement entitled 'MHRA statement on products containing cannabidiol' on October 13, 2016 which advises that CBD wellness products are currently not regulated as a medicine and therefore no medical claims can be made about CBD products sold in the wellness supplements market in the U.K. There is very little guidance around what might be considered a 'medical claim' for these purposes but the ASA provided guidance on its website entitled 'Cannabidiol (CBD) containing products' on July 28, 2021, of what it might consider to be a medical claim:

"If the product is not a licensed medicine, marketers should not make any medicinal claims in their ads. The ASA and Committees of Advertising Practice (CAP) considers that claims that a product can "cure", "restore", "prevent", "avoid", "fight" or "heal" are likely to be considered as medicinal and advertisers of non-licensed CBD containing products should avoid making reference to them."

https://www.asa.org.uk/advice-online/cannabidiol-cbd-containing-products.html#Medicine

Although the ASA has no rights of enforcement, its guidance on specific claims for food supplements continues to be useful. Advertising that proclaims the relaxation and tranquillity attributes of the advertised products will not be considered to make a medical claim. However, any advertising or marketing which refers to recognised medical conditions such as anxiety, insomnia or post-traumatic stress disorder will be deemed to be of a medical nature.

The MHRA has enforcement rights and has been known to issue 'cease and desist' type notices to any business making what they deem to be medical claims relating to CBD products.

U.K. regulations applicable to cosmetic products

Products containing CBD in the U.K. which fall within the general description of a 'cosmetic' product, such as shampoos and lip balms, are governed by The Cosmetic Products Enforcement Regulations 2013 and the European Union Cosmetics Regulation (EC) No 1223/2009 on Cosmetic Products, as amended by the Product Safety Regulations.

The definition of a cosmetic product is as follows:

"A "cosmetic product" shall mean any substance or mixture intended to be placed in contact with the various external parts of the human body (epidermis, hair system, nails, lips and external genital organs) or with the teeth and mucous membranes of the oral cavity with a view exclusively or mainly to cleaning them, perfuming them, changing their appearance and/or correcting body odours and/or protecting them or keeping them in good condition."

It is lawful to sell cosmetics containing CBD in the U.K., provided that certain regulatory requirements are met.

Previously, when the U.K. was a member of the European Union, cosmetic products had to be registered on the European Commission Cosmetics Product Notification Portal.

Following the U.K.'s exit from the European Union on January 31, 2020, in accordance with Article 13 of The Product Safety and Metrology etc. (Amendment to Extent and Meaning of Market) (European Union Exit) Regulations 2019, cosmetic products are required to be registered with the SCPN portal (through the U.K. Government's department Office for Product Safety and Standards), prior to March 31, 2021.

Pursuant to the Product Safety Regulations, the cosmetic product can either be registered with the SCPN by the manufacturer, the importer or retailer, but the product itself and not the name of the brand must be registered. This provides traceability compliance for all cosmetic products sold in the U.K.

It is a legal requirement to nominate a Responsible Person whose obligation it is to ensure that cosmetic products sold in the U.K. are safe for use and compliant with Schedule 34 of the Product Safety Regulations.

Medicinal Cannabis Activities in the U.K.

The MDR 2001 provides a legal framework for access to controlled drugs for legitimate purposes in the U.K. As referred above, pursuant to Schedule 2, Part II MDA 1971, cannabis is classed as a Class B 'controlled drug' and under Schedule 1 of MDR 2001 and may, provided that it satisfies certain conditions, be sold legally in or into the U.K. with a licence issued by the Home Office.

The regulation of medicines in the U.K. is undertaken by the MHRA in accordance with the HMR.

In accordance with the HMR, licensed medicinal products placed on the market in the U.K. must be subject to marketing authorisation (product licencing). Marketing authorisation means that the product is a licenced medicine, as approved by the MHRA. A product will only achieve marketing authorisation after undergoing stringent pre-clinical research and clinical trials to ensure that such products satisfy criteria for safety, quality and efficacy.

Regulation 167 of the HMR provides an exemption from the prohibition on the sale or supply of medicinal products without marketing authorisation. Exempt products are required to meet the following specific conditions as well as meet the requirements specified in Regulation 167(2) to (8) of the HMR:

  the medical product must be supplied in response to an unsolicited order;

  the medical product must be manufactured and assembled in accordance with the specification of a person who is a doctor, dentist, nurse independent prescriber, pharmacist independent prescriber or supplementary prescriber; and
  the medical product must be intended for use by a patient for whose treatment that person is directly responsible in order to fulfil the special needs of that patient.

As cannabis-based products for medicinal use (CBPM - a defined category of cannabis, cannabis resin, cannabinol and cannabinol derivatives listed in Schedule 2 to the MDR 2001) may only be prescribed to meet the "special needs" of an individual patient, an unlicensed CBPM should not be prescribed in circumstances where a licenced medical product is capable of meeting the needs of the patient.

Pursuant to Regulation 16A of MDR 2001, specialist doctors can prescribe CBPMs without requiring a Home Office licence to lawfully write a prescription. A "specialist doctor" means a doctor included in the register of specialist doctors maintained by the GMC Specialist Register in accordance with section 34D Medical Act 1983. The GMC guidance states that a specialist doctor should only make a decision to prescribe within their own area of practice and training and the decision to prescribe should be taken by a multidisciplinary team.

A Home Office licence is also required to import or export-controlled drugs to and from the U.K. The Corporation does not currently have a Home Office licence. As the Corporation is selling CBD products as food supplements, not as a product with medicinal benefits, a Home Office licence is not required. In addition, as the Corporation's main CBD oils, capsules, creams and gummies do not contain THC, their products would not fall under the category of being a "controlled drug" and therefore no Home Office licence is required.

If necessary, the Corporation will be able to sell the unlicensed medicinal cannabis products in accordance with the Regulation 167 exemption provided that the parties undertaking the manufacture, distribution, importation and production of those unlicensed medicinal cannabis products hold all relevant authorisations and consents. In particular, the unlicensed medicinal cannabis products must be manufactured in accordance with European Union Good Manufacturing Practices standards and must be clearly packaged and labelled to confirm that such products are unlicensed, and no marketing authorisation has been granted.

The range of uses for unlicensed medicinal cannabis products in the U.K. is therefore relatively narrow in scope.

CONSOLIDATED CAPITALIZATION

There have been no material changes in the consolidated capitalization of the Corporation since the date of the Interim Financial Statements, which have not been disclosed in this Prospectus or the documents incorporated by reference. The applicable Prospectus Supplement will describe any material changes, and the effect of such material changes, on the share and loan capitalization of the Corporation that will result from the issuance of Securities pursuant to such Prospectus Supplement.

The following table sets forth our consolidated capitalization as at the date of our most recently completed financial period, being April 30, 2023, and updated to show changes to our capitalization as at August 2, 2023.

	Authorized	As at April 30, 2023	As at August 2, 2023
Shareholder Equity
Common Shares	Unlimited	74,663,236	75,086,823
Warrants(1)	Unlimited	51,958,926	51,958,926
Options	12,617,734(2)	2,487,128	2,384,399
Restricted Share Units	12,617,734(2)	486,335	486,335
Debt
Convertible Debentures (Secured)	--	$8,882,636	$8,882,636(3)
Interest Bearing Loans and Borrowings	--	$17,661,026	$16,899,000
Notes Payable	--	$12,473,000	$12,565,000(4)

Notes:

1. Warrants issued prior to the 15:1 Consolidation of the Common Shares that was conducted in connection with listing on the Nasdaq on May 14, 2021, are exercisable, on a basis of 15 Warrants for 1 Common Share. As at August 2, 2023 46,418,572 Warrants were exercisable, on a basis of 15 Warrants for 1 Common Share.

2. Pursuant to the Corporation's fixed 20% equity incentive omnibus plan.

3. Convertible Debenture balance as at June 30, 2023.

4. Notes Payable balance as at June 30, 2023.

USE OF PROCEEDS

Net Proceeds

The Securities offered by this Prospectus may be offered from time to time at the discretion of the Corporation in one or more series or issuances with an aggregate offering amount not to exceed $100,000,000. The net proceeds derived from the issue of the Securities, or any one of them, under any Prospectus Supplement will be the aggregate offering amount thereof less any commission and other issuance costs paid in connection therewith. The net proceeds cannot be estimated as the amount thereof will depend on the number and price of the Securities issued under any Prospectus Supplement. The Corporation will set forth information on the use of net proceeds from the sale of Securities offered under this Prospectus in a Prospectus Supplement relating to the specific offering.

Among other potential uses, the Corporation may use the net proceeds from the sale of Securities for general corporate purposes, including funding ongoing operations or working capital requirements, to repay indebtedness outstanding from time to time, capital projects and potential future acquisitions. Management of the Corporation will retain broad discretion in allocating the net proceeds of any offering of Securities under this Prospectus and the Corporation's actual use of the net proceeds will vary depending on the availability and suitability of investment and development opportunities and its operating and capital needs from time to time.

The Corporation may, from time to time, issue securities (including Securities) other than pursuant to this Prospectus.

PRIOR SALES

Information in respect of prior sales of the Common Shares or other Securities distributed under this Prospectus and for Securities that are convertible or exchangeable into Common Shares or such other Securities within the previous 12-month period will be provided, as required, in a Prospectus Supplement with respect to the issuance of the Common Shares or other Securities pursuant to such Prospectus Supplement.

TRADING PRICE AND VOLUME

Information regarding trading price and volume of the Securities will be provided as required for all of the Corporation's issued and outstanding Securities that are listed on any securities exchange, as applicable, in each Prospectus Supplement.

DESCRIPTION OF SECURITIES

The following is a summary of the material attributes and characteristics of the Securities that may be issued from time to time under a Prospectus Supplement, as at the date of this Prospectus. The statements made in this Prospectus relating to the Securities to be issued hereunder are summaries of certain anticipated provisions thereof. The Prospectus Supplement filed in respect of an offering of Securities will describe the material terms of such Securities. Moreover, a Prospectus Supplement relating to a particular offering of Securities may include terms pertaining to the Securities being offered thereunder that are not within the terms and parameters described in this Prospectus.

Common Shares

The following is a brief summary of the material attributes of our Common Shares. This summary does not purport to be complete. For full particulars and additional details on our Common Shares, reference should be made to our articles, a copy of which is available on SEDAR+ at www.sedarplus.ca and EDGAR at www.sec.gov. Additionally, a more extensive summary of the terms of our Common Shares is provided in the Annual Information Form, which is incorporated herein by reference.

The Corporation is authorized to issue an unlimited number of Common Shares without par value. Each Common Share carries the right to attend and vote at all general meetings of shareholders of the Corporation. As at April 30, 2023, there were 74,663,236 Common Shares issued and outstanding, and as at the date of this Prospectus, there are 75,086,823 Common Shares issued and outstanding, in each case on a non-diluted basis.

Holders of Common Shares are entitled to receive notice of any meetings of shareholders of the Corporation and to attend and cast one (1) vote per Common Share at all such meetings. Holders of Common Shares are entitled to receive dividends if, as and when declared by the Board at its discretion from funds legally available for the payment of dividends. Upon the liquidation, dissolution or winding up of the Corporation, the holders of Common Shares are entitled to participate on a pro rata basis in any distribution of the remaining property or assets of the Corporation, subject to the rights, privileges, restrictions and conditions attaching to any other series or class of shares of the Corporation ranking senior in priority to, or on a pro rata basis with, the Common Shares. The Common Shares do not carry any pre-emptive rights, conversion or exchange rights, or redemption, retraction, repurchase rights, nor do they contain any sinking fund or purchase fund provisions. There are no provisions requiring a holder of Common Shares to contribute additional capital, and there are no restrictions on the issuance of additional Common Shares by the Corporation.

Warrants

The following is a brief summary of certain general terms and provisions of the Warrants that may be offered pursuant to this Prospectus. This summary does not purport to be complete. The particular terms and provisions of the Warrants as may be offered pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement pertaining to such offering of Warrants, and the extent to which the general terms and provisions described below may apply to such Warrants will be described in the applicable Prospectus Supplement.

Warrants may be offered separately or together with other Securities, as the case may be. Each series of Warrants may be issued under a separate warrant indenture or warrant agency agreement to be entered into between us and one or more banks or trust companies acting as Warrant agent, or may be issued as stand-alone contracts. The applicable Prospectus Supplement will include details of the agreements, if any, governing the Warrants being offered. The Warrant agent, if any, will be expected to act solely as our agent and will not assume a relationship of agency with any holders of Warrant certificates or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants that may be offered under this Prospectus. The specific terms of the Warrants, and the extent to which the general terms described in this section apply to those Warrants, will be set forth in the applicable Prospectus Supplement.

We will file a copy of any warrant indenture or any warrant agency agreement relating to an offering of Warrants with the relevant securities regulatory authorities in Canada after we have entered into it.

Each applicable Prospectus Supplement will set forth the terms and other information with respect to the Warrants being offered thereby, which may include, without limitation, the following (where applicable):

  the designation of the Warrants;

  the aggregate number of Warrants offered and the offering price;

  the designation, number and terms of the other Securities purchasable upon exercise of the Warrants, and procedures that will result in the adjustment of those numbers;

  the exercise price of the Warrants;

  the dates or periods during which the Warrants are exercisable;

  the designation and terms of any securities with which the Warrants are issued;

  if the Warrants are issued as a unit with another Security, the date on and after which the Warrants and the other Security will be separately transferable;

  any minimum or maximum amount of Warrants that may be exercised at any one time;

  whether such Warrants will be listed on any securities exchange;

  any terms, procedures and limitations relating to the transferability, exchange or exercise of the Warrants;

  certain material Canadian tax consequences of owning the Warrants, and, if applicable, certain material United States federal income tax consequences of owning the Warrants; and

  any other material terms and conditions of the Warrants.

If applicable, the Corporation will file with the SEC as exhibits to the Registration Statement of which this Prospectus is a part, or will incorporate by reference from a Report of Foreign Private Issuer on Form 6-K that the Corporation files with the SEC, any warrant indenture or form of warrant describing the terms and conditions of such Warrants that the Corporation is offering before the issuance of such Warrants.

Units

The following is a brief summary of certain general terms and provisions of the Units that may be offered pursuant to this Prospectus. This summary does not purport to be complete. The particular terms and provisions of the Units as may be offered pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement pertaining to such offering of Units, and the extent to which the general terms and provisions described below may apply to such Units will be described in the applicable Prospectus Supplement.

We may issue Units comprised of one or more of the other Securities described herein in any combination.

Each Unit may be issued so that the holder of the Unit is also the holder of each Security included in the Unit. Thus, the holder of a Unit may have the rights and obligations of a holder of each included Security. Any agreement under which a Unit may be issued may provide that the Securities included in the Unit may not be held or transferred separately at any time or at any time before a specified date.

Each applicable Prospectus Supplement will set forth the terms and other information with respect to the Units being offered thereby, which may include, without limitation, the following (where applicable):

  the designation, number and terms of the Units and of the Securities comprising the Units, including whether and under what circumstances those Securities may be held or transferred separately;

  any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the Securities comprising the Units;

  certain material Canadian tax consequences of owning the Securities comprising the Units, and, if applicable, certain material United States federal income tax consequences of owning the Securities comprising the Units; and

  any other material terms and conditions respecting the Units.

The terms and provisions of any Units offered under a Prospectus Supplement may differ from the terms described above, and may not be subject to, or contain any or all of the terms described above.

If applicable, the Corporation will file with the SEC as exhibits to the Registration Statement of which this Prospectus is a part, or will incorporate by reference from a Report of Foreign Private Issuer on Form 6-K that the Corporation files with the SEC, any Unit agreement describing the terms and conditions of such Units that the Corporation is offering before the issuance of such Units.

Subscription Receipts

The following is a brief summary of certain general terms and provisions of Subscription Receipts that may be offered pursuant to this Prospectus. This summary does not purport to be complete. The particular terms and provisions of the Subscription Receipts as may be offered pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement pertaining to such offering of Subscription Receipts, and the extent to which the general terms and provisions described below may apply to such Subscription Receipts will be described in the applicable Prospectus Supplement. Subscription Receipts may be offered separately or together with other Securities, as the case may be. The Subscription Receipts may be issued under a subscription receipt agreement.

The applicable Prospectus Supplement will include details of any subscription receipt agreement covering the Subscription Receipts being offered. We will file a copy of any subscription receipt agreement relating to an offering of Subscription Receipts with the relevant securities regulatory authorities in Canada after we have entered into it. The specific terms of the Subscription Receipts, and the extent to which the general terms described in this section apply to those Subscription Receipts, will be set forth in the applicable Prospectus Supplement. This description may include, without limitation, the following (where applicable):

  the number of Subscription Receipts;

  the price at which the Subscription Receipts will be offered;

  the terms, conditions and procedures for the conversion of the Subscription Receipts into other Securities;

  the designation, number and terms of the other Securities that may be exchanged upon conversion of each Subscription Receipt;

  the designation, number and terms of any other Securities with which the Subscription Receipts will be offered, if any, and the number of Subscription Receipts that will be offered with each Security;

  terms applicable to the gross or net proceeds from the sale of the Subscription Receipts, plus any interest earned thereon;

  certain material Canadian tax consequences of owning the Subscription Receipts and, if applicable, certain material United States federal income tax consequences of owning the Subscription Receipts; and

  any other material terms and conditions of the Subscription Receipts.

In the United States, the Corporation will file as exhibits to the Registration Statement of which this Prospectus is a part, or will incorporate by reference from a Report of Foreign Private Issuer on Form 6-K that the Corporation files with the SEC, any Subscription Receipt Agreement describing the terms and conditions of such Subscription Receipts that the Corporation is offering before the issuance of such Subscription Receipts.

Debt Securities

The following is a brief summary of certain general terms and provisions of the Debt Securities that may be offered pursuant to this Prospectus. This summary does not purport to be complete. The particular terms and provisions of the Debt Securities as may be offered pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement pertaining to such offering of Debt Securities, and the extent to which the general terms and provisions described below may apply to such Debt Securities will be described in the applicable Prospectus Supplement.

The Debt Securities may be offered separately or together with other Securities, as the case may be. The Debt Securities will be issued in one or more series under an indenture (the "Indenture") to be entered into between us and one or more trustees that will be named in a Prospectus Supplement for a series of Debt Securities. The applicable Prospectus Supplement will include details of the Indenture governing the Debt Securities being offered. We will file a copy of the Indenture relating to an offering of Debt Securities with the relevant securities regulatory authorities in Canada and the SEC after we have entered into it. The terms and provisions of the offered under a Prospectus Supplement may differ from the terms described above, and may not be subject to or contain any or all of the terms described above. The particular terms relating to Debt Securities offered by a Prospectus Supplement will be described in the related Prospectus Supplement. This description may include, but may not be limited to, any of the following, if applicable:

  the specific designation of the Debt Securities;

  the price or prices at which the Debt Securities will be issued;

  any limit on the aggregate principal amount of the Debt Securities;

  the date or dates, if any, on which the Debt Securities will mature and any available extensions thereof, and the portion (if less than all of the principal amount) of the Debt Securities to be payable upon declaration of acceleration of maturity;

  the rate or rates (whether fixed or variable) at which the Debt Securities will bear interest, if any, the date or dates from which any such interest will accrue and on which any such interest will be payable and the record dates for any interest payable on the Debt Securities that are in registered form;

  the terms and conditions under which we may be obligated to redeem, repay or purchase the Debt Securities pursuant to any sinking fund or analogous provisions or otherwise;

  the terms and conditions upon which we may redeem the Debt Securities, in whole or in part, at our option;

  the covenants and events of default applicable to the Debt Securities;

  the terms and conditions for any conversion or exchange of the Debt Securities for any other Securities;

  whether the Debt Securities will be issuable in registered form, bearer form or both, and, if issuable in bearer form, the restrictions as to the offer, sale and delivery of the Debt Securities which are in bearer form and as to exchanges between registered form and bearer form;

  whether the Debt Securities will be issuable in the form of registered global securities, and, if so, the identity of the depositary for such registered global securities;

  the denominations in which registered Debt Securities will be issuable;

  each office or agency where payments on the Debt Securities will be made and each office or agency where the Debt Securities may be presented for registration of transfer or exchange;

  the currency in which the Debt Securities are denominated or the currency in which the Corporation will make payments on the Debt Securities;

  any index, formula or other method used to determine the amount of payments of principal of (and premium, if any) or interest, if any, on the Debt Securities; and

  any other terms of the Debt Securities which apply solely to the Debt Securities.

Each series of Debt Securities may be issued at various times with different maturity dates, may bear interest at different rates and may otherwise vary.

The terms on which a series of Debt Securities may be convertible into or exchangeable for our Common Shares or any of our other Securities will be described in the applicable Prospectus Supplement. These terms may include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and may include provisions pursuant to which the number of Common Shares or other Securities to be received by the holders of such series of Debt Securities would be subject to adjustment.

To the extent any Debt Securities are convertible into Common Shares or other Securities, prior to such conversion the holders of such Debt Securities will not have any of the rights of holders of the Securities into which the Debt Securities are convertible, including the right to receive payments of dividends or the right to vote such underlying Securities.

PLAN OF DISTRIBUTION

We may from time to time during the 25-month period that this Prospectus, including any amendments and supplements thereto, remains valid, offer for sale and issue up to an aggregate of $100,000,000 in Securities hereunder.

We may offer and sell the Securities to or through underwriters or dealers purchasing as principals, and may also sell directly to one or more purchasers, through agents, or pursuant to applicable statutory exemptions. The Prospectus Supplement relating to a particular offering of Securities will identify each underwriter, dealer or agent, as the case may be, that we engage in connection with the offering and sale of the Securities, and will set forth the terms of the offering of such Securities, including, to the extent applicable, any fees, discounts or any other compensation payable to underwriters, dealers or agents in connection with the offering, the method of distribution of the Securities, the initial issue price (in the event that the offering is a fixed price distribution), the proceeds that we will receive and any other material terms of the plan of distribution. Any initial offering price and discounts, concessions or commissions allowed or re-allowed or paid to dealers may be changed from time to time.

The Securities may be sold from time to time in one or more transactions at a fixed price or prices or at prices which may be  changed  or  at  market  prices  prevailing  at  the  time  of  sale,  at  prices  related to such  prevailing  prices  or  at negotiated  prices,  including  sales  in  transactions  that  are  deemed to be "at-the-market distributions" as defined in NI 44-102, which may include sales made directly on the TSXV, the Nasdaq, or other existing trading markets for the Securities. On June 4, 2020, the Canadian Securities Administrators published final amendments (the "Amendments") to NI 44-102 and its companion policy that are expected to streamline "at-the-market distributions" in Canada and which came into effective on August 31, 2020. Among other things, the Amendments remove the requirement for issuers to obtain regulatory exemptive relief to complete an "at-the-market distributions" offering by codifying the relief directly in the Amendments.

No underwriter, dealer or agent, no affiliate of such an underwriter, dealer or agent and no person acting jointly or in concert with such an underwriter, dealer or agent involved in an "at-the-market distribution" will over-allot Securities in connection with such distribution or effect any other transactions that are intended to stabilize or  maintain  the  market  price  of  the Securities. The price at which the Securities will be offered and sold may vary from purchaser to purchaser and during the period of distribution.

In connection with the sale of the Securities, underwriters, dealers or agents may receive compensation from us or from other parties, including in the form of underwriters', dealers' or agents' fees, commissions or concessions. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed underwriters for the purposes of applicable Canadian securities legislation, and any such compensation received by them from us and any profit on the resale of the Securities by them may be deemed to be underwriting commissions.

In connection with any offering of Securities other than an "at-the-market distribution" (as defined under applicable Canadian legislation) (unless otherwise specified in the relevant Prospectus Supplement), the underwriters, dealers or agents, as the case may be, may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the Securities at a level other than those which otherwise might prevail on the open market. Such transactions may be commenced, interrupted or discontinued at any time.

Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters and any commissions received by them from us and any profit on the resale of Securities by them may be deemed to be underwriting commissions under the U.S. Securities Act.

Underwriters, dealers or agents who participate in the distribution of the Securities may be entitled, under agreements to be entered into with us, to indemnification by us against certain liabilities, including liabilities under Canadian and United States securities legislation, or to contribution with respect to payments, which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Unless otherwise specified in the applicable Prospectus Supplement, each series or issue of Securities (other than Common Shares) will be a new issue of Securities with no established trading market. Accordingly, there is currently no market through which the Securities (other than Common Shares) may be sold and purchasers may not be able to resell such Securities purchased under this Prospectus. This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities and the extent of issuer regulation. We may elect to list any of the Securities on one or more exchange, but unless otherwise specified in the applicable Prospectus Supplement, we will not be obligated to do so. In addition, underwriters will not be obligated to make a market in any securities. No assurance can be given regarding the activity of trading in, or liquidity of, any Securities. See "Risk Factors" herein and in the Annual Information Form for further details.

This Prospectus constitutes a public offering of these Securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such Securities.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement may describe certain Canadian federal income tax considerations generally applicable to investors described therein of purchasing, holding and disposing of applicable Securities.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement may also include a discussion of certain United States federal income tax consequences to the extent applicable. Prospective investors should consult their own tax advisors prior to deciding to purchase any of the Securities.

RISK FACTORS

In this section of the Prospectus, unless the context requires otherwise, references to the "Corporation" include the Corporation and its subsidiaries, taken as a whole.

An investment in Securities is subject to a number of risks, including those set forth herein and in the documents incorporated by reference (including the Annual Information Form, the management's discussion and analysis of the Corporation for the Annual Financial Statements and the management's discussion and analysis of the Corporation for the Interim Financial Statements). In addition to the information set out below and the other information contained in this Prospectus, including in the section entitled "Cautionary Note Regarding Forward-Looking Information", prospective purchasers should carefully consider the risk factors related to the Business set out in the documents incorporated by reference herein, which are specifically incorporated by reference in this Prospectus. Additionally, prospective purchasers should consider the risk factors and uncertainties set forth below.

Prospective investors should carefully consider these risks, in addition to information contained in the Prospectus Supplement relating to an offering and the information incorporated by reference therein, before purchasing Securities. The risks and uncertainties described below or incorporated by reference in this Prospectus are not the only risks and uncertainties faced by the Corporation. Additional risks and uncertainties that the Corporation is not aware of or focused on, or that the Corporation currently deems to be immaterial, may materialize and could have a Material Adverse Effect, could result in a decline in the trading price of the Common Shares, and could cause purchasers to lose all or part of their investment. There can be no assurance that the Corporation will successfully address any or all of these risks. In the event that any one or more of these risks or uncertainties materialize, such occurrence could have a Material Adverse Effect, and could cause prospective purchasers to lose all or part of their investment.

No Assurance of Active or Liquid Market

No assurance can be given that an active or liquid trading market for our Common Shares will be sustained. If an active or liquid market for our Common Shares fails to be sustained, the prices at which our Common Shares and other Securities trade may be adversely affected. Whether our Common Shares will trade at lower prices depends on many factors, including the liquidity of the Common Shares, prevailing interest rates, the markets for similar securities, general economic conditions, our financial condition, historic financial performance and future prospects.

There is currently no market through which the Securities (other than the Common Shares) may be sold and purchasers may not be able to resell such Securities. This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities and the extent of issuer regulation.

Public Markets and Share Prices

The market price of our Common Shares and any other Securities offered hereunder that become listed and posted for trading on the TSXV, the Nasdaq, or any other stock exchange could be subject to significant fluctuations in response to certain factors including, but not limited to, variations in our operating results and changes in financial markets and general market conditions, including those caused by COVID-19. Securities markets have also experienced significant price and volume fluctuations from time to time. In some instances, these fluctuations have been unrelated or disproportionate to the operating performance of issuers. Market fluctuations may adversely impact the market price of our Common Shares and any other Securities offered hereunder that become listed and posted for trading on the TSXV, the Nasdaq, or any other stock exchange. There can be no assurance of the price at which our Common Shares and any other Securities offered hereunder that become listed and posted for trading on the TSXV, the Nasdaq, or any other stock exchange will trade.

A Positive Return on Securities is Not Guaranteed

There is no guarantee that the Securities offered hereunder will earn any positive return in the short term or long term. A holding of Securities is speculative and involves a high degree of risk and should be undertaken only by holders whose financial resources are sufficient to enable them to assume such risks and who have no need for immediate liquidity in their investment. A holding of Securities is appropriate only for holders who have the capacity to absorb a loss of some or all of their holdings.

Additional Financings, Issuances and Dilution

We may issue and sell additional securities to finance our operations. We cannot predict the size or type of future issuances of securities or the effect, if any, that future issuances and sales of securities will have on the market price of our securities issued and outstanding from time to time. Sales or issuances of substantial amounts of our securities, or the perception that such sales could occur, may adversely affect prevailing market prices for our issued and outstanding securities from time to time. With any additional sale or issuance of our securities, holders will suffer dilution with respect to voting power and may experience dilution in our earnings per share. Moreover, this Prospectus may create a perceived risk of dilution resulting in downward pressure on the price of our issued and outstanding Common Shares, which could contribute to progressive declines in the prices of such securities.

The continued development of the Corporation will require additional financing. There is no guarantee that the Corporation will be able to achieve its business objectives. The Corporation expects to fund its business objectives by way of additional offerings of equity and/or debt financing. The failure to raise or procure such additional funds could result in the delay or indefinite postponement of the Corporation's current business objectives. There can be no assurance that additional capital or other types of financing will be available if needed or that, if available, will be on terms acceptable to the Corporation. Specifically, due to the Corporation's presence in the U.S. cannabis market and given the current laws regarding cannabis at the federal level in the U.S., traditional bank financing is typically not available to issuers engaged in the U.S. cannabis industry. The federal illegality of cannabis in the U.S. means that financial transactions involving proceeds generated by cannabis-related activities can form the basis for prosecution under several U.S. statutes, including money laundering statutes. As a result, the Corporation may not be able to secure financing on terms acceptable to it, or at all.

If additional funds are raised by offering equity securities or convertible debt, existing shareholders of the Corporation could suffer significant dilution. Any debt financing secured in the future could involve the granting of security against assets of the Corporation and also contain restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult for the Corporation to obtain additional capital and to pursue business opportunities, including potential acquisitions. The Corporation may require additional financing to fund its operations.

We have Broad Discretion in the Use of the Net Proceeds

Our Management will have broad discretion with respect to the application of net proceeds received by us from the sale of Securities under this Prospectus and may spend such proceeds in ways that do not improve our results of operations or enhance the value of our Common Shares or our other Securities issued and outstanding from time to time. Any failure by Management to apply these funds effectively could result in financial losses that could have a Material Adverse Effect on our Business or cause the price of our issued and outstanding securities to decline.

Cash Flow from Operations

As at April 30, 2023, the Net Cash provided by operating activities was approximately $3,480,000. Although the Corporation anticipates it will have positive cash flow from operating activities in future periods, to the extent that the Corporation has negative cash flow in any future period, certain of the net proceeds from future offerings may be used to fund such negative cash flow from operating activities. If the Corporation experiences future negative cash flow, the Corporation may also be required to raise additional funds through the issuance of equity or debt securities. There can be no assurance that the Corporation will be able to generate positive cash flow from its operations, that additional capital or other types of financing will be available when needed, or that these financings will be on terms favourable to the Corporation. In addition, the Corporation expects to achieve positive cash flow from operating activities in future periods. However, this is based on certain assumptions and subject to significant risks.

The Debt Securities may be unsecured and will rank equally in right of payment with all of the Corporation's other future unsecured debt

The Debt Securities may be unsecured and will rank equally in right of payment with all of the Corporation's other existing and future unsecured debt. The Debt Securities may be effectively subordinated to all of the Corporation's existing and future secured debt to the extent of the assets securing such debt. If the Corporation is involved in any bankruptcy, dissolution, liquidation or reorganization, the secured debt holders would, to the extent of the value of the assets securing the secured debt, be paid before the holders of unsecured debt securities, including the Debt Securities. In that event, a holder of Debt Securities may not be able to recover any principal or interest due to it under the Debt Securities.

In addition, the collateral, if any, and all proceeds therefrom, securing any Debt Securities may be subject to higher priority liens in favor of other lenders and other secured parties which may mean that, at any time that any obligations that are secured by higher ranking liens remain outstanding, actions that may be taken in respect of the collateral (including the ability to commence enforcement proceedings against the collateral and to control the conduct of such proceedings) may be at the direction of the holders of such indebtedness.

Epidemics and Pandemics (including COVID-19)

The Corporation faces risks related to health epidemics, pandemics and other outbreaks of communicable diseases, which could significantly disrupt its operations and could have a Material Adverse Effect. In particular, the Corporation could be adversely impacted by the effects of COVID-19, an infectious disease caused by severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2). Since December 31, 2019, the outbreak of COVID-19 has led governments worldwide to enact emergency measures to combat the spread of the virus. These measures, which included, among other things, the implementation of travel bans, self-imposed quarantine periods and social distancing, have caused material disruption to businesses globally, resulting in an economic slowdown. Such events may result in a period of business disruption, and in reduced operations, any of which could have a Material Adverse Effect.

As of the date of this Prospectus, the duration and impact of COVID-19 remains unknown. In particular, it is not possible to reliably estimate the length and severity of these developments and the impact on the financial results and condition of the Corporation and its industry partners. The exact extent to which COVID-19 impacts, or will impact, the Business and the market for the Common Shares, will depend on future developments, which are highly uncertain and cannot be predicted at this time, and include the duration, severity and scope of the pandemic and the actions taken to contain or treat COVID-19 (including recommendations from public health officials). In particular, the continued spread of COVID-19 globally could materially and adversely impact the Business, including without limitation, store closures or reduced operational hours or service methods, employee health, workforce productivity, reduced access to supply, increased insurance premiums, limitations on travel, the availability of experts and personnel and other factors that will depend on future developments beyond the Corporation's control, which could have a Material Adverse Effect. There can be no assurance that the personnel of the Corporation will not be impacted by these pandemic diseases and ultimately see its workforce productivity reduced or incur increased costs as a result of these health risks. In addition, COVID-19 represents a widespread global health crisis that could adversely affect global economies and financial markets resulting in an economic downturn that could have a Material Adverse Effect.

The Sale of Hemp-Derived High THC Products is Not Lawful in All 50 States, and Such Products Could have a Material Adverse Effect and May Elicit Psychoactive Effects

The Corporation sells certain Hemp-derived Delta-9 THC products which contain more than five (5) milligrams of THC but less than 0.3% Delta-9 THC on a “dry weight basis” and in the past decided to sell products containing Delta-8 but less than 0.3% Delta-9 THC on “dry weight basis” (“High THC Products”).  The High THC Products may elicit psychoactive effects in consumers in the same manner as Delta‐9 THC derived from cannabis. The Corporation believes these products meet the definition of “hemp” under the CSA, as amended by the 2018 Farm Bill, but federal agencies may disagree with that interpretation. Some states have limited the amount of Delta-9 THC per serving or per container that may be lawfully sold in state. In addition, the processing of Delta‐9 products also may temporarily create in‐process Hemp extracts with Delta‐9 concentrations that exceed 0.3% by dry weight volume during the interim processing phases. There is risk that state or federal regulators or law enforcement could take the position that these products and/or this in‐process Hemp extract are/is a Schedule I controlled substance in violation of the CSA and similar state laws. There also is risk that the Corporation’s Delta‐9 products could be considered by state law enforcement and state regulators to be marijuana illegal under state laws criminalizing the possession, distribution, trafficking and sale of marijuana or in violation of certain state hemp laws.

Although the Corporation’s High THC Products are derived from cannabis plants that meet the definition of “hemp” under the 2018 Farm Bill– i.e., such plants contain less than 0.3% THC on a “dry weight basis” – the legality of the Corporation’s High THC Products is uncertain at the federal level in the United States, and unlawful or uncertain at the state level in many states in the United States.  For example, many states have banned the sale of High THC Products, or only allow these products to be sold through regulated adult-use cannabis dispensaries. Other states expressly permit High THC Products. At the federal level, the legality of High THC Products remains unclear, including, without limitation, under the CSA, Federal Analogue Act, and FDCA. As a result, there is a risk that state agencies and federal agencies (including, without limitation, the DEA and FDA) could consider the Corporation’s High THC Products illegal. Possession, distribution, sale, or trafficking of any Schedule I controlled substance is subject to substantial criminal and civil penalties and could have a Material Adverse Effect.

In addition, the Corporation’s High THC Products may elicit psychoactive effects in consumers in the same manner as Delta-9 THC derived from “marihuana.” Should the Corporation become subject to any enforcement action by any federal or state agencies, the Corporation could be: (i) forced to stop offering some or all of its High THC Products, and/or (ii) subject to civil or criminal sanctions or other enforcement actions. Any of the foregoing could have a Material Adverse Effect. In addition, the Corporation’s sale of High THC Products could adversely impact the Corporation’s listings on the TSXV and Nasdaq.

PROMOTER

Other than as described below, no person or company has been a promoter of the Corporation during the two years immediately preceding the date of this Prospectus.

Mr. Raj Grover, the President, Chief Executive Officer, and a director of the Corporation, took the initiative of founding and organizing the Corporation and its business and operations, including the business and operations of certain of its subsidiaries, such as Canna Cabana. Accordingly, Mr. Grover may be considered a promoter of the Corporation within the meaning of applicable Canadian securities Laws. For a description of the voting and equity securities of the Corporation held by Mr. Grover, all compensation received by Mr. Grover during the two most recently completed financial years of the Corporation ended October 31, 2022 and 2021, and certain disclosure required under applicable Canadian securities Laws in respect of bankruptcies, cease trade orders, and other penalties or sanctions, please see the Annual Information Form, which is specifically incorporated by reference in this Prospectus, and accessible on the Corporation’s issuer profile on SEDAR+ at www.sedarplus.ca and EDGAR at www.sec.gov.

LEGAL MATTERS AND INTERESTS OF EXPERTS

Unless otherwise specified in the Prospectus Supplement relating to an offer of Securities, certain legal matters relating to Canadian law will be passed upon on our behalf by Garfinkle Biderman LLP. Certain legal matters relating to United States law will be passed upon on our behalf by Nauth LPC. In addition, certain legal matters in connection with any offering of Securities will be passed upon for any underwriters, dealers or agents by counsel to be designated at the time of the offering by such underwriters, dealers or agents, as the case may be.

As of the date of this Prospectus, the partners and associates of Garfinkle Biderman LLP, as a group, beneficially own, directly or indirectly, less than 1% of the outstanding securities of any class or series of the Corporation.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The current auditors of the Corporation are Ernst & Young LLP, who have advised that they are independent with respect to the Corporation within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Alberta and within the meaning of the applicable rules and regulations adopted by the SEC and the Public Company Accounting Oversight Board (PCAOB).

The transfer agent and registrar for the Common Shares and Warrants is Olympia Trust Company at its principal offices in Calgary, Alberta.

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PART II
INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

Under the Business Corporations Act (Alberta), High Tide Inc. (the "Corporation") may indemnify a director or officer, a former director or officer, or a person who acts or acted at the Corporation's request as a director or officer or a body corporate of which the Corporation is or was a shareholder or creditor, and the director's or officer's heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal or administrative action or proceeding to which the individual is involved because of that association with the Corporation or other entity, and the Corporation may advance moneys to such an individual for the costs, charges and expenses of such a proceeding. The Corporation may not indemnify such an individual unless the individual acted honestly and in good faith with a view to the best interests of the Corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Corporation's request, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful. In addition, the individual must repay any moneys advanced by the Corporation to defray the individual's costs, charges and expenses incurred in connection with such a proceeding if the individual has not fulfilled the conditions set out in the preceding sentence and was adjudged by a court of competent jurisdiction to have committed a fault or omitted to do some thing that the individual ought to have done. Such indemnification or advance of moneys may be made in connection with a derivative action only with court approval. Such an individual is entitled to indemnification from the Corporation as a matter of right if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done, and the individual fulfilled the conditions set forth above.

The by-laws of the Corporation provide that the Corporation shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Corporation's request as a director or officer, or a body corporate of which the Corporation is or was a shareholder or creditor, and such persons' heirs and legal representatives to the extent permitted by the Business Corporations Act (Alberta) if such person acted honestly and in good faith with a view to the best interests of the Corporation and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful.

The Corporation maintains a directors' & officers' insurance policy for the benefit of the directors and officers of the Corporation and its subsidiaries against liability incurred by them in their official capacities for which they become obligated to pay to the extent permitted by applicable law.

Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the U.S. Securities Act and is therefore unenforceable.

EXHIBITS

4.1	The Management Information Circular dated April 19, 2022 in connection with a meeting of our shareholders held on June 2, 2022 (incorporated by reference to Exhibit 99.2 of the Registrant’s Report on Form 6-K filed with the Commission on July 27, 2022).

4.2

The Audited Annual Consolidated Financial Statements for the fiscal year ended October 31, 2022 and 2021, together with the notes thereto and the auditor's report thereon (incorporated by reference to Exhibit 99.2 of the Registrant's Annual Report on Form 40-F for the fiscal year ended October 31, 2022, filed with the Commission on February 15, 2023, as amended) (File No. 001-40258).

4.3

Management's Discussion and Analysis for the year ended April 30, 2022 and 2021 (incorporated by reference to Exhibit 99.3 of the Registrant's Annual Report on Form 40-F for the fiscal year ended October 31, 2022, filed with the Commission on February 15, 2023, as amended) (File No. 001-40258).

4.4

The Registrant's Annual Information Form for the fiscal year ended October 31, 2022 (incorporated by reference to Exhibit 99.1 of the Registrant's Annual Report on Form 40-F for the fiscal year ended October 31, 2022, filed with the Commission on February 15, 2023, as amended) (File No. 001-40258).

4.5

The Material Change Report of the Corporation dated January 6, 2023, in respect of the acquisition of 1171882 B.C. (incorporated by reference to Exhibit 99.1 of the Registrant's Report on Form 6-K filed with the Commission on January 12, 2023).

4.6	The Material Change Report of the Company dated March 10, 2023, in respect of the resignation of Rahim Kanji as Chief Financial Officer and the appointment of Sergio Patino as Interim Chief Financial Officer (incorporated by reference to Exhibit 99.1 of the Registrant’s Report on Form 6-K filed with the Commission on March 10, 2023).

4.7

The Condensed Consolidated Interim Financial Statements of the Corporation for the three and six months ended April 30, 2023 and 2022, together with the notes thereto (incorporated by reference to Exhibit 99.1 of the Registrant's Report on Form 6-K filed with the Commission on June 14, 2023).

4.8

The Management's Discussion and Analysis of the Condensed Consolidated Interim Financial Statements of the Company for the three-months ended January 31, 2023 and 2022, and for the six months ended April 30, 2023 and 2022 (incorporated by reference to Exhibit 99.2 of the Registrant's Report on Form 6-K filed with the Commission on June 14, 2023).

4.9

The Management Information Circular of the Corporation dated May 26, 2023 in connection with a meeting of our shareholders held on July 6, 2023 (incorporated by reference to Exhibit 99.2 of the Registrant's Report on Form 6-K filed with the Commission on June 7, 2023).

5.1**	Consent of Ernst & Young LLP

5.2**	Consent of Garfinkle Biderman LLP

5.3**	Consent of Nauth LPC

6.1**	Powers of Attorney (included on the signature page of this Registration Statement)

7.1*	Form of Debenture Indenture

107*	Filing Fee Table

_______

* Previously filed.
** Filed herewith.

PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process.

(a) The Registrant has previously filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b) Any change to the name or address of the agent for service of the Registrant will be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Country of Canada, on August 3, 2023.

HIGH TIDE INC.

By:	/s/ Sergio Patino
Name: Sergio Patino
Title: Chief Financial Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Harkirat (Raj) Grover and Sergio Patino, and each of them, either of whom may act without the joinder of the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and registration statements filed pursuant to Rule 429 under the U.S. Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the U.S. Securities Act, this Amendment No. 1 to the Registration Statement has been signed by or on behalf of the following persons in the capacities indicated on August 3, 2023.

Signature	Title

/s/ Harkirat (Raj) Grover	Director, President and Chief Executive Officer (Principal Executive Officer)
Harkirat (Raj) Grover

/s/ Sergio Patino	Interim Chief Financial Officer (Principal Financial Officer)
Sergio Patino

/s/ Aman Sood	Chief Operating Officer
Aman Sood

/s/ Andreas-Alexander Palalas	Chief Revenue Officer
Andreas-Alexander Palalas

/s/ Nitin Kaushal	Director
Nitin Kaushal

/s/ Arthur Kwan	Director
Arthur Kwan

/s/ Christian Sinclair	Director
Christian Sinclair

/s/ Andrea Elliott	Director
Andrea Elliott

/s/ Joy Lisa Avzar	Vice President and Legal Counsel
Joy Lisa Avzar

/s/ Shimmy Posen	Corporate Secretary
Shimmy Posen

/s/ Omar Khan	Chief Communications and Public Affairs Officer
Omar Khan

/s/ Sandy Sharma	Vice President, Human Resources
Sandy Sharma

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Amendment No. 1 to the Registration Statement, solely in its capacity as the duly authorized representative of the Registrant in the United States, on August 3, 2023.

By:	Cogency Global Inc.

/s/ Colleen A De Vries
Name:	Colleen A De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.